                                                                     Exhibit 2.1

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                VITALWORKS INC.,

                             PACS ACQUISITION CORP.,

                                  AMICAS, INC.

                                       AND

               SETH RUDNICK, HAMID TABATABAIE AND ALEXANDER SPIRO

                         AS STOCKHOLDERS' REPRESENTATIVE

                                November 25, 2003

                                TABLE OF CONTENTS

                                                                                                           Page
ARTICLE I THE MERGER.....................................................................................    1
            1.1   The Merger.............................................................................    1
            1.2   The Closing............................................................................    1
            1.3   Actions at the Closing.................................................................    1
            1.4   Additional Action......................................................................    2
            1.5   Conversion of Shares...................................................................    2
            1.6   Dissenting Shares......................................................................    6
            1.7   Exchange of Shares.....................................................................    7
            1.8   Post Closing Adjustments...............................................................    8
            1.9   Payments on Account of Adjustments.....................................................   10
            1.10  Stockholders' Representative...........................................................   10
            1.11  Earn-Out Consideration.................................................................   13
            1.12  Escrow and Holdback....................................................................   21
            1.13  Certificate of Incorporation and By-laws...............................................   22
            1.14  Directors and Officers.................................................................   23
            1.15  No Further Rights......................................................................   23
            1.16  Closing of Transfer Books..............................................................   23
            1.17  Taxes..................................................................................   23

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................................   23
            2.1   Organization, Qualification and Corporate Power........................................   24
            2.2   Capitalization.........................................................................   24
            2.3   Authorization of Transaction...........................................................   25
            2.4   Noncontravention.......................................................................   26
            2.5   Subsidiaries...........................................................................   26
            2.6   Financial Statements...................................................................   26
            2.7   Absence of Certain Changes.............................................................   27
            2.8   Undisclosed Liabilities................................................................   27
            2.9   Tax Matters............................................................................   27
            2.10  Assets.................................................................................   30
            2.11  Owned Real Property....................................................................   31
            2.12  Intellectual Property..................................................................   31
            2.13  Real Property Leases...................................................................   35
            2.14  Contracts..............................................................................   36
            2.15  Powers of Attorney.....................................................................   38
            2.16  Insurance..............................................................................   38
            2.17  Litigation.............................................................................   39
            2.18  Employees and Subcontractors...........................................................   39
            2.19  Employee Benefits......................................................................   40
            2.20  Environmental Matters..................................................................   43

            2.21  Legal Compliance.......................................................................   45
            2.22  Permits................................................................................   46
            2.23  Certain Business Relationships With Affiliates.........................................   47
            2.24  Brokers' Fees..........................................................................   47
            2.25  Books and Records......................................................................   47
            2.26  Prepayments, Prebilled Invoices and Deposits...........................................   47
            2.27  Banking Facilities.....................................................................   48
            2.28  Accounts Receivable....................................................................   48
            2.29  Warranties.............................................................................   48
            2.30  Customers and Suppliers................................................................   48
            2.31  Controls and Procedures................................................................   49
            2.32  Inventory..............................................................................   49
            2.33  Government Contracts...................................................................   49
            2.34  Personally Identifiable Information and Privacy........................................   50
            2.35  Disclosure.............................................................................   51

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY....................   51
            3.1   Organization and Corporate Power.......................................................   51
            3.2   Authorization of Transaction...........................................................   51
            3.3   Noncontravention.......................................................................   51
            3.4   Reports and Financial Statements.......................................................   52
            3.5   Broker's Fees..........................................................................   52

ARTICLE IV COVENANTS.....................................................................................   53
            4.1   Closing Efforts........................................................................   53
            4.2   Governmental and Third-Party Notices and Consents......................................   53
            4.3   Stockholder Approval; Termination of Options and Warrants..............................   53
            4.4   Operation of Business..................................................................   54
            4.5   Access to Information..................................................................   56
            4.6   Notice of Breaches.....................................................................   57
            4.7   Exclusivity............................................................................   57
            4.8   Expenses...............................................................................   58
            4.9   Bonus Plan.............................................................................   58
            4.10  Tax Disclosure.........................................................................   58
            4.11  Cooperation in Insurance...............................................................   59
            4.12  Listing of Earn-out Shares.............................................................   59
            4.13  FIRPTA.................................................................................   59
            4.14  Indemnification........................................................................   59
            4.15  Cooperation in Financial Reporting.....................................................   59
            4.16  Earn-out Shares........................................................................   60
            4.17  Tax Returns............................................................................   60


ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER...........................................................   61
            5.1   Condition to Each Party's Obligations..................................................   61
            5.2   Conditions to Obligations of the Buyer and the Transitory Subsidiary...................   61
            5.3   Conditions to Obligations of the Company...............................................   63

ARTICLE VI INDEMNIFICATION...............................................................................   64
            6.1   Pro Rata Indemnification by the Company Stockholders...................................   64
            6.2   Several Indemnification by the Company Stockholders....................................   65
            6.3   Indemnification by the Buyer and the Surviving Corporation.............................   66
            6.4   Indemnification Claims.................................................................   67
            6.5   Survival of Representations and Warranties.............................................   69
            6.6   Limitations............................................................................   70
            6.7   Treatment of Indemnity Payments........................................................   72

ARTICLE VII REGISTRATION RIGHTS..........................................................................   72
            7.1   Registration of Shares.................................................................   72
            7.2   Limitations on Registration Rights.....................................................   72
            7.3   Registration Procedures................................................................   73
            7.4   Requirements of Company Stockholders...................................................   74
            7.5   Indemnification........................................................................   74
            7.6   Assignment of Rights...................................................................   75
            7.7   Resales under Rule 144.................................................................   75

ARTICLE VIII TERMINATION.................................................................................   75
            8.1   Termination of Agreement...............................................................   75
            8.2   Effect of Termination..................................................................   76

ARTICLE IX  DEFINITIONS..................................................................................   76

ARTICLE X  MISCELLANEOUS.................................................................................   80
            10.1  Press Releases and Announcements.......................................................   80
            10.2  No Third Party Beneficiaries...........................................................   80
            10.3  Entire Agreement.......................................................................   81
            10.4  Succession and Assignment..............................................................   81
            10.5  Counterparts and Facsimile Signature...................................................   81
            10.6  Headings...............................................................................   81
            10.7  Notices................................................................................   81
            10.8  Governing Law..........................................................................   83
            10.9  Amendments and Waivers.................................................................   83
            10.10 Severability...........................................................................   83
            10.11 Submission to Jurisdiction.............................................................   84
            10.12 Construction...........................................................................   84
            10.13 Specific Performance...................................................................   84
            10.14 Conflict Waiver........................................................................   84

Note: The following schedules (or similar attachments) do not contain information which is material to an investment decision and which is not otherwise disclosed in the agreement or the disclosure document. Pursuant to Item 601 of Regulation S-K such documents are not being filed herewith.

Exhibit A -       Escrow Agreement

Exhibit B -       Investment Representation Letter

Exhibit C-        Financial Model

Exhibit D-        Opinion of Counsel to the Company

Exhibit E -       Non-Competition Agreement

Exhibit F-        Amendment to Non-Competition Agreement

Exhibit G -       Opinion of Counsel to the Buyer and Transitory Subsidiary

Schedule 1.5               Preliminary Allocation Schedule

Schedule 1.5(a)(iii)       Closing Bonus Payments

Schedule 1.11(f)(ix)       Managers

Schedule 1.11(f)(x)        Protected Accounts

Schedule 1.11(h)(ii)(E)    FDA Compliance Plan

Schedule 1.11(h)(ii)(F)    Intellectual Property Plan

Schedule 1.12(b)           Holdback Recipients

Schedule 4.9               Bonus Plan

Schedule 5.2(j)(A)         Non-Competition Parties

Schedule 5.2(j)(B)         Non-Competition Amendment Parties

Schedule 5.2(b)(i)         Required Consents

Schedule 5.2(b)(ii)        Non-Required Consents

Schedule 6.1               Special Indemnification Matters

Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Agreement") is entered into as of November 25, 2003, by and among VITALWORKS INC., a Delaware corporation (the "Buyer"); PACS ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"); AMICAS, INC., a Delaware corporation (the "Company"); and Seth Rudnick, Hamid Tabatabaie and Alexander Spiro, each of whom is an individual with an address as set forth in Section
10.7 hereof, solely in their respective capacity as "Committee Members" constituting the Stockholders' Representative (as defined herein). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

         This Agreement contemplates a merger of the Transitory Subsidiary into the Company (the "Merger"). In the Merger, the stockholders of the Company will receive cash in exchange for their shares of capital stock of the Company.

         Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger.Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall mean the time at which the Surviving Corporation files a certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

         1.2 The Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, commencing at 9:00 a.m. local time on November 25, 2003, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the "Closing Date").

         1.3      Actions at the Closing. At the Closing:

                  (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

                  (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

                  (c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

                  (d) the Buyer shall deliver the Net Merger Consideration (as defined below) to a bank, trust company or other entity reasonably satisfactory to the Company appointed by the Buyer to act as the exchange agent (the "Exchange Agent") in accordance with Section 1.7; and

                  (e) the Buyer, the Stockholders' Representative (as defined in Section 1.10) and Boston Trust & Investment Management Company (the "Escrow Agent") shall execute and deliver the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement") and the Buyer or the Transitory Subsidiary shall deposit $1,314,564.31 with the Escrow Agent in accordance with Section 1.12.

         1.4 Additional Action. The Surviving Corporation may, at any time and from time to time from and after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate and give effect to the transactions contemplated by this Agreement; provided, however, that no such action shall amend or terminate this Agreement or any other agreement, instrument, or document executed and delivered by or on behalf of any Party in connection with the transactions contemplated hereby or adversely affect in any manner the rights, remedies or obligations of any person who is an intended beneficiary of this Agreement as provided in Section 10.2 hereof without the consent of the person to be bound thereby.

         1.5      Conversion of Shares.

                  (a) Definitions. For the purposes hereof, the following definitions shall apply:

                           (i)      "Aggregate Participation Amount" shall mean
(A) the Net Merger Consideration less (B) the sum of (1) the product of (x) the Series A Preference and (y) the number of Company Series A Shares outstanding immediately prior to the Effective Time, AND (2) the product of (x) the Series B Preference and (y) the number of Company Series B Shares outstanding immediately prior to the Effective Time, AND (3) the product of (x) the Series C Preference and (y) the number of Company Series C Shares outstanding immediately prior to the Effective Time.

                           (ii)     "Applicable Share Consideration" shall mean
(A) in the case of each Company Common Share, the Per Share Net Participation Amount, (B) in the case of each Company Series A Share, the sum of (1) the Series A Preference and (2) the Per Share Net

Participation Amount, (C) in the case of each Company Series B Share, the sum of
(1) the Series B Preference and (2) the Per Share Net Participation Amount and
(D) in the case of each Company Series C Share, the sum of (1) the Series C Preference and (2) the Per Share Net Participation Amount.

                           (iii)    "Closing Payments" shall mean any amounts
payable as of the Effective Time with respect to (A) any debt of the Company (other than ordinary trade payables) or (B) any incentive compensation, change in control, bonus or similar amount payable to any officer, director or current or former employee of the Company including, without limitation, the amounts set forth on Schedule 1.5(a)(iii), but not including ordinary accrued payroll, vacation or sick pay and other employee benefits arising in the Ordinary Course of Business (as defined in Section 2.4).

                           (iv)     "Company Common Shares" shall mean shares of
Company's common stock, $0.001 par value per share.

                           (v)      "Company Option" shall mean each unexpired
option to acquire Company Common Shares granted pursuant to the Company's 1997 Incentive Stock Option Plan or its 2000 Stock Incentive Plan and which is outstanding immediately prior to the Effective Time, but shall not include any Warrant (as defined in Section 2.2 hereof) or other right to acquire Company Common Shares.

                           (vi)     "Company Preferred Shares" shall mean the
Company Series A Shares, Company Series B Shares and Company Series C Shares.

                           (vii)    "Company Series A Shares" shall mean shares
of the Company's Series A preferred stock, $0.001 par value per share, outstanding immediately prior to the Effective Time.

                           (viii)   "Company Series B Shares" shall mean shares
of the Company's Series B preferred stock, $0.001 par value per share, outstanding immediately prior to the Effective Time.

                           (ix)     "Company Series C Shares" shall mean shares
of the Company's Series C preferred stock, $0.001 par value per share, outstanding immediately prior to the Effective Time.

                           (x)      "Company Shares" shall mean the Company
Common Shares, Company Series A Shares, Company Series B Shares and Company Series C Shares.

                           (xi)     "Merger Consideration" shall mean
$30,142,069.

                           (xii)    "Net Merger Consideration" shall mean the
Merger Consideration less (A) the Expenses (as defined in Section 4.8 hereof),
(B) any Closing Payments and (C) any
payroll, employment or similar Taxes (as defined in Section 2.9 hereof), to the extent not otherwise withheld, required to be paid by the Buyer, the Company or the Surviving Corporation with respect to any amounts payable or contemplated hereunder.

                           (xiii)   "Net Participation Amount" shall mean the
Aggregate Participation Amount less the Escrow Fund (as defined in Section 1.12(a)) and less the Holdback Amount (as defined in Section 1.12(b)).

                           (xiv)    "Outstanding Company Shares" shall mean the
aggregate number of Company Shares outstanding, on an as-converted to Company Common Shares basis, immediately prior to the Effective Time.

                           (xv)     "Per Share Escrow Amount" shall mean, with
respect to any Company Share, the Escrow Fund multiplied by a fraction, the numerator of which is the Applicable Share Consideration payable with respect to such Company Share and the denominator of which is the Net Merger Consideration less the Escrow Fund.

                           (xvi)    "Per Share Net Participation Amount" shall
mean the Net Participation Amount divided by the Outstanding Company Shares.

                           (xvii)   "Series A Preference" shall mean $0.50.

                           (xviii)  "Series B Preference" shall mean $1.08.

                           (xix)    "Series C Preference" shall mean with
respect to Company Series C Shares issued on November 13, 2001, $0.9077, and with respect to any other Company Series C Shares, $0.78.

                  (b) Conversion of Company Shares. Subject to Section 1.17, as of the Effective Time, each Company Common Share that is issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall, by virtue of the Merger and without any action on the part of any Party or holder thereof, be cancelled and converted into the right to receive consideration equal to:

                           (i)      the Applicable Share Consideration payable
with respect to such Company Share; and

                           (ii)     a conditional amount of cash equal to the
Per Share Escrow Amount with respect to such Company Share.

                  (c) Company Options and Warrants. The Company shall take all actions necessary or appropriate so that, as of the Effective Time and as a result of the Merger, (A) no options, warrants or other rights to acquire any Company Shares or any securities, debt or other rights convertible into or exchangeable or exercisable for shares of Company's capital stock are outstanding, and (B) no person other than the holders of Company Shares, prior to the Closing, shall have any right, title or interest in or to the ownership of the Company or the Surviving Corporation or any securities issued by Company or the Surviving Corporation, and (C) the holders of Company Shares shall, on and after the Closing, have no right, title or interest in or to the Company or the Surviving Corporation or any securities of the Company or the Surviving Corporation, other than the right to payments of cash in the manner described herein, except as otherwise provided in Section 1.6, and (D) except as provided in paragraph (d) below, no person holding Company Shares or rights to acquire Company Shares shall by virtue of any such securities have any right to acquire any securities of the Buyer. No provision of this Section 1.5 or other provision of this Agreement is intended by its terms to amend any Company Option or to give any rights to any holders of Company Options to require accelerated vesting or other amendments to Company Options, except to the extent that the Company in its discretion and prior to the Closing, elects to implement any such accelerated vesting or other amendments in accordance with and subject to the provisions of Section 4.4(a) hereof.

                  (d) Delivery of Merger Consideration. Subject to Section 1.17, each holder of Company Shares shall receive the Applicable Share Consideration payable with respect to such Company Share by the Buyer's delivery to the Exchange Agent of cash in an amount equal to the Applicable Share Consideration.

                  (e) Closing Payments. Promptly after the Closing, the Buyer shall pay or cause the Company or the Surviving Corporation to pay all Closing Payments and Expenses.

                  (f) Preliminary Allocation of Proceeds. The Company has prepared Schedule 1.5 attached hereto (the "Preliminary Allocation Schedule") as a preliminary summary of the allocation of proceeds to holders of Company Shares contemplated by this Section 1.5 based on, among other things, the Company's allocation of preferences set forth in Section 1.5(b), certain assumptions concerning Closing Payments and estimates of the adjustments to the Merger Consideration required under this Agreement as of the Effective Time, but excluding any assumptions concerning (i) the adjustments, if any, based on the October Balance Sheet described in Section 1.8, or (ii) any claims against the Holdback Amount (as defined in Section 1.12(b)) or the Escrow Fund. The Parties acknowledge and agree that the Company and the Buyer will jointly amend Schedule
1.5 as of the Effective Time to (A) reflect the actual adjustments and allocation of proceeds then required by the applicable provisions of this Agreement and the respective rights, preferences and privileges of the Company Shares, (B) reflect any Taxes required to be withheld by the Buyer, the Company or the Surviving Corporation with respect to any payments under Section 1.5 and
(C) instruct the Exchange Agent as to the portion of the Exchange Fund payable as of the Effective Time to specific holders of Company Shares. The Parties acknowledge that the aggregate dollar amount allocated to holders of Company Shares at the Closing may differ from the Preliminary Allocation Schedule based upon (X) final amounts allocated to the Expenses, Closing Payments and Taxes,
(Y) the number of Company Shares issued or deemed issued as of the Effective Time pursuant to Company Options and other outstanding securities of the Company convertible into or exercisable for

Company Shares, and (Z) other applicable provisions of this Agreement. Notwithstanding the foregoing or anything to the contrary set forth herein, in no event shall the aggregate amounts of the Holdback Amount and the consideration to be deposited by the Buyer to the Exchange Fund and the Escrow Fund exceed $30,142,069, but without regard to any positive or negative adjustments provided for in Section 1.8 hereof.

                  (g) Company Treasury Shares. Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

                  (h) Transitory Subsidiary Shares. Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

         1.6      Dissenting Shares.

                  (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by stockholders of record of the Company immediately prior to the Effective Time (the "Company Stockholders") who have not voted (whether at a meeting or by a written action) such Company Shares in favor of the adoption of this Agreement and approval of the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive any portion of the Merger Consideration unless such Company Stockholder shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Applicable Share Consideration payable in respect of such Company Shares pursuant to Section 1.5.

                  (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law ("Dissent Proceedings"). The Company shall not, except with the prior written consent of the Buyer, not to be unreasonably withheld, make or agree to make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

         1.7      Exchange of Shares.

                  (a) Prior to the Effective Time, the Buyer shall enter into an agreement with the Exchange Agent, in customary form (the "Exchange Agreement"), to (i) effect the exchange for the Applicable Share Consideration of certificates that, immediately prior to the Effective Time, represented Company Shares converted into the Applicable Share Consideration pursuant to
Section 1.5 ("Certificates") and (ii) pay any excess Adjusted Merger Consideration (as defined in Section 1.8(e)) to the Company Stockholders in accordance with the provisions of Section 1.9 of this Agreement. On the Closing Date, the Buyer shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, a wire transfer in the amount of the aggregate cash consideration payable by the Buyer pursuant to Section 1.5, less any Taxes required to be withheld pursuant to Section 1.17 or otherwise (the "Exchange Fund"). As soon as practicable after the Effective Time (but in no event later than 10 business days thereafter), the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Applicable Share Consideration payable pursuant to Section 1.5. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any Taxes required to be withheld pursuant to Section 1.17 or otherwise and without interest) the Applicable Share Consideration payable to such holder pursuant to Section 1.5. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Applicable Share Consideration payable pursuant to Section 1.5. Holders of Certificates shall not be entitled to receive the Applicable Share Consideration to which they would otherwise be entitled until such Certificates are properly surrendered.

                  (b) If any Applicable Share Consideration is to be delivered to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the delivery of such Applicable Share Consideration that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Applicable Share Consideration payable to such holder pursuant to Section
1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Applicable Share Consideration payable in exchange therefor pursuant to Section
1.5. The Exchange Agent shall not require the owner of such lost, stolen or destroyed

Certificate to give the Exchange Agent a bond but may require an unsecured indemnity against any claim that may be made against the Exchange Agent and/or the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  (d) Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares for six (6) months after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Shares who has not previously complied with this Section 1.7 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its Applicable Share Consideration pursuant to Section 1.5.

         1.8 Post Closing Adjustments. The Merger Consideration shall be subject to adjustment after the Closing Date as follows:


                  (a) The Stockholders' Representative shall use Reasonable Best Efforts (as defined in Section 4.1) to cause BDO Seidman LLP (the "Company's Auditor") to deliver to the Buyer an audited balance sheet of the Company as October 31, 2003 (the "October Balance Sheet") not later than 45 calendar days after the Closing Date. The October Balance Sheet shall be prepared in conformity with United States generally accepted accounting principles ("GAAP"). One half of the costs of the audit of the October Balance Sheet and, if not paid by the Company prior to the Closing Date, one half of the cost of the SAS 100 review of the Company's financial statements as of and for the quarterly periods ended September 30, 2003 and 2002, shall be paid by the Company Stockholders (the cost of which shall be estimated and included in the Expenses in accordance with the provisions of Section 4.8) and one half of the costs of the audit of the October Balance Sheet and one half of the cost of the SAS 100 review of the Company's financial statements as of and for the quarterly periods ended September 30, 2003 and 2002 shall be paid by the Buyer. The Buyer shall afford the Stockholders' Representative and the Company's Auditor reasonable access to the Company's books and records during normal business hours for purposes of the preparation and audit of the October Balance Sheet and shall enter into such agreements with the Company's Auditor, in form and substance reasonably satisfactory to the Buyer, as the Company's Auditor may reasonably request in connection with the audit of the October Balance Sheet.

                  (b) The October Balance Sheet delivered pursuant to paragraph (a) above shall be accompanied by (i) relevant backup materials and schedules, in detail reasonably acceptable to the Buyer, (ii) copies of all accounting work papers relevant to the preparation of the October Balance Sheet, and (iii) a statement setting forth the amount, if any, by which the October Working Capital (as hereinafter defined) is greater than, or less than, negative $5,642,501 (the "Minimum Working Capital"). For purposes of this Agreement, "October Working Capital" shall mean the total current assets of the Company minus the total current liabilities of the Company (including in current assets all cash and cash equivalents, accounts receivable, inventory and prepaid expenses and excluding from current assets deferred income tax assets, and including in current liabilities accounts payable, deferred revenue, the current portions of long term debt, notes and loans payable and capital lease obligations and accrued expenses, and excluding from current liabilities deferred income tax liabilities and any liabilities in respect of the Closing Payments, and Expenses), in each case, as determined in conformity with GAAP from the October Balance Sheet. The October Balance Sheet shall not include any long-term liabilities as determined in conformity with GAAP. If the October Balance Sheet includes such long-term liabilities they shall be considered and treated as current liabilities for the purpose of determining October Working Capital.

                  (c) In the event that the Buyer disputes the October Balance Sheet or the calculation of the October Working Capital, the Buyer shall notify the Stockholders' Representative in writing (the "Dispute Notice") of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the October Balance Sheet. In the event of such a dispute, the Buyer and the Stockholders' Representative shall first use their diligent good faith efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within 30 calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by the Stockholders' Representative and the Buyer or, if the Stockholders' Representative and the Buyer fail or refuse to select a firm within 10 calendar days after written request therefor by the Stockholders' Representative or the Buyer, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the Boston, Massachusetts office of the American Arbitration Association (the "Arbitrator"). All determinations pursuant to this paragraph (c) shall be in writing and shall be delivered to the Parties. The determination of the Arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. A judgment on the determination made by the Arbitrator pursuant to this Section 1.8 may be entered in and enforced by any court having jurisdiction thereover.

                  (d) The fees and expenses of the Arbitrator in connection with the resolution of disputes pursuant to paragraph (c) above shall be shared equally by the Company Stockholders and the Buyer; provided that if the Arbitrator determines that one Party has adopted a position or positions with respect to the October Balance Sheet or the calculation of the October Working Capital that is frivolous or clearly without merit, the Arbitrator may, in its discretion, assign a greater portion of any such fees and expenses to such Party.

                  (e) Immediately upon the expiration of the 30-day period for giving the Dispute Notice, if no Dispute Notice is given, or upon notification by the Buyer to the Stockholders' Representative that no Dispute Notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 1.8, the Merger Consideration shall be adjusted as follows (as so adjusted, the "Adjusted Merger Consideration"):

                           (i)      If the October Working Capital is less than
the Minimum Working Capital the amount of such deficiency in the October Working Capital shall be deducted from the Merger Consideration to obtain the Adjusted Merger Consideration.

                           (ii)     If the October Working Capital equals or
exceeds the Minimum Working Capital, the Adjusted Merger Consideration shall be equal to the Merger Consideration.

         1.9 Payments on Account of Adjustments. The difference, if any, between the Adjusted Merger Consideration and the Merger Consideration shall be paid by the Company Stockholders to the Buyer upon the expiration of the 30-day period for giving the Dispute Notice, if no Dispute Notice is given, or upon notification by the Buyer to the Stockholders' Representative that no Dispute Notice will be given, or immediately upon final resolution of any dispute in connection with the determination of the Adjusted Merger Consideration. Any amounts payable to the Buyer pursuant to this Section 1.9 shall be promptly paid, pro rata, from the Holdback Amount and the Initial Escrow Fund (as defined in Section 1.12(a)).

         1.10     Stockholders' Representative.

                  (a) In order to efficiently administer the transactions contemplated hereby, including (i) the determination of the October Working Capital and the Adjusted Merger Consideration, (ii) the determination of the [**] of the Business Unit (as defined in Section 1.11(f)) and the Earn-out Consideration (as defined in Section 1.11(d)), and (iii) the defense and/or settlement of any claims (other than Several Claims (as defined in Section 6.2)) for which the Company Stockholders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI hereof, the Company Stockholders, by the approval and adoption of this Agreement, shall designate a committee consisting of Seth Rudnick, Hamid Tabatabaie, and Alexander Spiro as their representative (collectively, the "Stockholders' Representative"). The persons constituting the Stockholders' Representative from time to time hereunder (each such person, in such capacity, a "Committee Member") shall make any and all decisions in such capacity, and take or decline to take any action in such capacity, by (and only by) majority consent of such persons.

                  (b) The Company Stockholders by the approval and adoption of this Agreement authorize the Stockholders' Representative (i) to make all decisions relating to the determination of the October Working Capital adjustment and the Adjusted Merger Consideration, (ii) to make all decisions relating to the determination of the [**] of the Business Unit and the Earn-out Consideration, (iii) to take all actions the Stockholders' Representative may deem necessary or appropriate in connection with the defense and/or settlement of any claims (other than Several Claims) for which the Company Stockholders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to
Article VI hereof, (iv) to give and receive all notices required to be given under this Agreement or that the Stockholders' Representative may deem necessary or appropriate in connection with the transactions contemplated hereby (in each case other than in respect of Several Claims), (v) to take any and all additional actions as are contemplated to be taken by or on behalf of the Company Stockholders by the terms of this Agreement or that the Stockholders' Representative may deem necessary or appropriate in connection with the transactions contemplated hereby (in each case other than in respect of Several Claims), and (vi) to incur such costs and expenses, including without limitation the fees and expenses of legal, financial, tax, accounting, and other experts and advisors, as the Stockholders' Representative may deem necessary or appropriate in connection with the exercise of the Stockholders' Representative's responsibilities, authority, and powers hereunder and/or the transactions contemplated hereby, and to recoup such costs and expenses from any amount otherwise payable to the Company Stockholders, including without limitation the Merger Consideration and the Earn-out Consideration.

                  (c) The initial Committee Members shall be Seth Rudnick, Hamid Tabatabaie, and Alexander Spiro. In the event at any time or from time to time any Committee Member becomes unable to perform his or her responsibilities hereunder or resigns from such position, then the persons referred to below are authorized to and shall select another person to fill such vacancy and such substituted person shall thereupon be a Committee Member for all purposes of this Agreement and the documents delivered pursuant hereto. The Buyer shall be entitled to conclusively rely on any actions taken by any Committee Member at any time prior to the time the Buyer has received written notice of the removal of such Committee Member.

                  (d) The persons that immediately prior to the Closing held a majority of the Company Series C Shares then outstanding shall be authorized and entitled to fill any vacancy in the position as a Committee Member of Seth Rudnick or any successor to his position as a Committee Member. The persons that immediately prior to the Closing held a majority of the Company Series A Shares and Series B Shares, collectively, then outstanding shall be authorized and entitled to fill any vacancy in the position as a Committee Member of Alexander Spiro or any successor to his position as a Committee Member. The persons that immediately prior to the Closing held a majority of the Company Common Shares then outstanding shall be authorized and entitled to fill any vacancy in the position as a Committee Member of Hamid Tabatabaie or any successor to his position as a Committee Member.

                  (e) All decisions and actions by the Stockholders' Representative made in accordance with the foregoing, including without limitation any agreement between the Stockholders' Representative and the Buyer relating to the determination of the October Working Capital adjustment and/or the Adjusted Merger Consideration, the determination of the [**] of the Business Unit and/or the Earn-out Consideration, or the defense or settlement of any claims (other than Several Claims) for which the Company Stockholders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to
Article VI hereof, shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

                  (f) As among the Company Stockholders and the Committee Members, no Committee Member shall be liable for any act done or omitted hereunder in connection with the acceptance, performance, or administration of his duties hereunder except with respect to any fraud or bad faith on the part of such Committee Member, and for this purpose any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of the absence of fraud and bad faith. Each of the Company Stockholders shall severally indemnify each of the

Committee Members and hold him harmless against such Company Stockholder's pro rata share (determined in proportion to the portion of the aggregate Merger Consideration and Earn-out Consideration paid to such Company Stockholder hereunder) of any loss, liability, or expense incurred (other than as a direct result of fraud or bad faith on his part) on his part arising out of or in connection with the acceptance, performance, or administration of his duties hereunder.

                  (g) By his, her or its adoption of this Agreement and approval of the Merger, each Company Stockholder agrees, in addition to the foregoing, that:

                           (i)      the Buyer shall be entitled to rely
conclusively on the instructions and decisions of the Stockholders' Representative as to the determination of the October Working Capital adjustment and/or the Adjusted Merger Consideration, the determination of the [**] of the Business Unit and/or the Earn-out Consideration, or the settlement of any claims for indemnification (other than Several Claims) by the Buyer and/or the Surviving Corporation pursuant to Article VI hereof, or any other actions required or permitted to be taken by the Stockholders' Representative hereunder, and no party hereunder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the written instructions or decisions of the Stockholders' Representative;

                           (ii)     all actions, decisions and instructions of
the Stockholders' Representative in accordance with this Agreement shall be conclusive and binding upon all of the Company Stockholders and no Company Stockholder shall have any cause of action against any Committee Member for any action taken, decision made or instruction given by such Committee Member or the Stockholders' Representative under this Agreement, except to the extent of any fraud or bad faith on the part of such Committee Member;

                           (iii)    the provisions of this Section 1.10 are
independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement;

                           (iv)     remedies available at law for any breach of
the provisions of this Section 1.10 are inadequate; therefore, the Buyer and the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the Buyer and/or the Surviving Corporation brings an action to enforce the provisions of this Section 1.10; and

                           (v)      the provisions of this Section 1.10 shall be
binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Stockholder, and any references in this Agreement to a Company Stockholder or the Company Stockholders shall mean and include the successors to the Company Stockholder's rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

         1.11 Earn-Out Consideration. The Company Stockholders receiving the Merger Consideration shall be entitled to additional consideration in the form of Earn-out Consideration (as hereinafter defined) as follows:

                  (a) If the [**] of the Business Unit (as defined below) for the [**] period commencing on [**] and ending on [**] (the "Earn-out Period") exceeds $[**] then the amount of [**] of the Business Unit for the Earn-out Period that exceeds $[**], which amount shall not exceed $[**], shall be multiplied by [**] to calculate the "Raw Initial Earn-out Consideration" which shall not exceed $[**].

                  (b) If the [**] of the Business Unit for the Earn-out Period exceeds $[**] then the amount of [**] of the Business Unit for the Earn-out Period that exceeds $[**], which amount shall not exceed $[**], shall be multiplied by 3 to calculate the "Raw Additional Earn-out Consideration" which shall not exceed $[**].

                  The Raw Initial Earn-out Consideration and the Raw Additional Earn-out Consideration, if any, shall be inserted into the following formula to calculate the "Earn-out Consideration," which shall not exceed $25,110,089.41:

                  A = Raw Initial Earn-out Consideration

                  B = Raw Additional Earn-out Consideration

                  C = Earn-out Consideration

                  C = [[**]]- $[**]; provided that C shall not be less than zero.

                  (c) If the [**] of the Business Unit for the Earn-out Period is equal to or less than $[**] then the Company Stockholders receiving the Merger Consideration shall not be entitled to receive any additional consideration.

                  (d) No later than [**] days after the termination of the Earn-out Period, the Buyer shall at its expense, but with the full cooperation of the Managers (as hereinafter defined), prepare (or cause to be prepared) and deliver to the Stockholders' Representative a calculation of the [**] of the Business Unit for the Earn-out Period and a statement (the "Earn-out Statement") of the amount, if any, of the Earn-out Consideration to be delivered to the Company Stockholders receiving the Merger Consideration. No Company Stockholder shall be permitted to assign such Company Stockholder's right to receive the Merger Consideration to any third party (other than pursuant to a transfer by operation of law). Unless the Stockholders' Representative shall, in accordance with the provisions of subsection (e) below, challenge the Buyer's determination of the [**] of the Business Unit for the Earn-out Period within 30 days after the delivery of the Buyer's calculation thereof, the Buyer's determination shall be conclusive and binding upon the Company Stockholders. In addition, until the end of the Earn-Out Period the Buyer may, in its discretion, deliver to the Stockholders' Representative quarterly statements of the amount of [**] of the Business Unit during the Earn-out Period, provided that the failure of the Stockholder's Representative to dispute or otherwise respond to any such quarterly information statement shall in no way affect the rights of the Stockholders' Representative to dispute the calculation of the [**] of the Business Unit for the Earn-out Period as provided herein.

                  (e) In the event that the Stockholders' Representative disputes the calculation of the [**] of the Business Unit for the Earn-out Period, the Stockholders' Representative shall notify the Buyer in writing by delivery of a notice (an "Earn-out Dispute Notice") within 30 calendar days after delivery of the Buyer's calculation of the [**] of the Business Unit for the Earn-out Period, which Earn-out Dispute Notice shall set forth in reasonable detail the basis for such dispute. Any such dispute shall be resolved in accordance with Section 1.8(c) of this Agreement. On the Earn-out Payment Date (as hereinafter defined), but subject to the provisions of Section 1.12 of this Agreement, each of the Company Stockholders receiving the Merger Consideration shall be eligible to receive that portion of any Earn-out Consideration equal to the product of (x) the total amount of the Earn-out Consideration divided by the Outstanding Company Shares and (y) the total number of Company Shares, on an as-converted to Company Common Share basis, held by such Company Stockholder immediately prior to the Effective Time. The "Earn-out Payment Date" shall be the later to occur of (i) [**] months after the Closing Date and (ii) [**] days after the later to occur of the resolution of any Earn-out dispute or the Stockholders' Representative's failure to deliver an Earn-out Dispute Notice with respect to the Earn-out Statement on a timely basis (the later of such dates under this clause (ii), the "Earn-out Determination Date"). Subject to
Section 1.17, such Earn-out Consideration shall be delivered by the Buyer, at Buyer's election, by either (A) wire transfer to an account designated in writing by the Stockholders' Representative or other delivery of immediately available funds to the Stockholders' Representative, whose receipt of the same shall be an absolute discharge of the Buyer's obligations to pay the Earn-out Consideration to the Company Stockholders, (B) delivery to the Stockholders' Representatives of shares of Buyer Common Stock (as hereinafter defined) issued in the name of each Company Stockholder receiving the Merger Consideration having a Value (as hereinafter defined) equal to the Earn-out Consideration payable to such Company Stockholder (the "Earn-out Shares") or (C) any combination thereof; provided, however, that (i) the Buyer shall not issue any shares of Buyer Common Stock to any Company Stockholder who shall not have executed an Investment Representation Letter (as hereinafter defined), (ii) Buyer shall in all events pay Earn-out Consideration in cash in an amount equal to the $[**]of Earn-out Consideration to be deposited into the Escrow Fund in accordance with the provisions of Section 1.12 and (iii) in the event the Buyer elects to issue Earn-out Shares for more than [**]% of the Earn-out Consideration payable to the Company Stockholders then the number of Earn-out Shares to be issued with respect to such Earn-out Consideration shall be determined by dividing the number of Earn-out Shares to be issued with respect to such Earn-out Consideration in excess of [**]% by [**]% without any corresponding decrease in the cash portion of the Earn-out Consideration. By way of example and not of limitation, in the event the total Earn-out Consideration payable by the Buyer is $[**], each share of Buyer Common Stock has a Value of $10.00 per share and the Buyer elects to pay half of the Earn-out Consideration in cash and half the Earn-out Consideration in Earn-out Shares then the total Earn-out Consideration shall equal $[**] in cash and [**] shares of Buyer Common Stock.

                  (f) For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

                           (i)      "Business Unit" shall mean that portion of
the business and operations of the branch, division, legal entity or operating unit of the Buyer representing the former business and operations of the Company.

                           (ii)     "Buyer Common Stock" shall mean shares of
common stock, $0.001 par value per share, of the Buyer.

                           (iii)    "Cause" shall mean (A) a good faith finding
by the Buyer that (x) the Manager has failed to perform his or her reasonably assigned duties for the Business Unit (which duties shall be assigned by the chief executive officer of the Business Unit for all Managers other than the chief executive officer of the Business Unit and by the chief executive officer of the Buyer with respect to the chief executive officer of the Business Unit) and has failed to remedy such failure within 30 days following written notice from the Buyer to the Manager notifying him or her of such failure, or (y) the Manager has engaged in dishonesty, gross negligence or misconduct in connection with his or her employment by the Business Unit, or (B) the conviction of the Manager of, or the entry of a pleading of guilty or nolo contendere by the Manager to, any crime involving moral turpitude or any felony.

                           (iv)     "Direct Expense" means any direct expense
and cost incurred by Buyer directly related to the operation of the Business Unit (e.g. supplies, payroll, outside counsel and auditor fees and expenses, salary and benefits (at 25% of salary) to be allocated for the time of in-house counsel, finance and accounting staff based upon a forty (40) hour work week) and that were incurred as a result of (A) the request of the Managers of the Business Unit, (B) the acts or omissions of the Managers of the Business Unit resulting in an amount payable to any third party or (C) the exercise of Buyer's Oversight Rights (as hereinafter defined).

                           (v)      "Discretionary Items" mean actions that the
Buyer reasonably requests the Managers of the Business Unit to undertake in connection with the operation of the Business Unit that could not reasonably be expected to have an adverse impact on the [**] of the Business Unit. By way of example and without limitation, Discretionary Items include obtaining insurance from Buyer's preferred insurer and making bulk purchases from Buyer's preferred vendors.

                           (vi)     "[**] of the Business Unit" means the [**]
of the Business Unit for the Earn-out Period (i) [**] of the Business Unit for the Earn-out Period), [**] the Merger Consideration to determine the Net Merger Consideration in accordance with this Agreement (including the Closing Payments and Expenses), [**] of the Earn-out Period and [**] of the

Business Unit [**] in accordance with the provisions of this Section 1.11, [**] from and after the Closing Date. In any case, the Parties agree that the [**] of the Business Unit shall include [**] in the Earn-out Period [**].

                           (vii)    "Financial Model" means the financial model
attached to this Agreement as Exhibit C hereto (it being acknowledged and agreed that the revenue figures therein are goals not entirely within the control of the Parties or any individual).

                           (viii)   "Investment Representation Letter" means an
Investment Representation Letter in the form attached as Exhibit B.

                           (ix)     "Managers" means the those individuals
listed on Schedule 1.11(f)(ix), other than any of those whose employment is terminated by the Buyer for Cause .

                           (x)      "PACS Revenue" means (A) 80% of any
recognized license revenue generated by Buyer or the Business Unit through March 31, 2004 from the sale to any of the entities listed on Schedule 1.11(f)(x) of the Business Unit's software into so-called imaging centers, radiology practices, hospitals that perform less than 100,000 radiological studies per annum and international markets, (B) 50% of any other recognized license revenue generated by Buyer or the Business Unit from the sale of the Business Unit's software into so-called imaging centers, radiology practices, hospitals that perform less than 100,000 radiological studies per annum and international markets and (C) 75% of the recognized revenue generated by the Buyer or the Business Unit from the sale of Business Unit's services (other than engineering services, of which 100% of recognized revenue shall be deemed to be PACS Revenue) into so-called imaging centers, radiology practices, hospitals that perform less than 100,000 radiological studies per annum and international markets (it being agreed that the Buyer shall not have any obligation to make any such sales).

                           (xi)     "Value" of any shares of Buyer Common Stock
delivered in satisfaction of Buyer's obligation to pay the Earn-out Consideration shall be the weighted average closing price per share (based on the number of shares traded each day) of the Buyer Common Stock on the Nasdaq National Market over the 20 consecutive trading days ending on the final day of the Earn-out Period (subject to proportionate adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Earn-out Shares since the final day of the Earn-out Period).

                  (g) Notwithstanding any other provision of this Section 1.11, if during the Earn-out Period a Change in Control Event (as hereinafter defined) shall occur, then the Earn-out Consideration payable to the Company Stockholders after the expiration of the Earn-out Period shall equal $[**]. A "Change in Control Event" shall mean that (i) the Buyer shall cease to be, directly or indirectly, the owner of 100% of the equity interest in the Business Unit or that (ii)(A) more than 40% of the outstanding shares of any class of the capital stock or other equity securities of the Buyer are acquired, directly or indirectly, by a party that sells, licenses or markets PACS (as defined in Section 1.11(h)(v)) (without regard to the PACS sold by the Business Unit) and (B) the acquirer does not sell, license or market the PACS sold by the Business Unit as its sole and exclusive PACS product in all markets other than the so-called large market (meaning, for this purpose, imaging centers and hospitals, that, individually, perform more than 250,000 radiological studies per annum).

                  (h) Subject to the provisions of Section 1.11(i) hereof, which Section 1.11(i) shall prevail in the event of any conflict between it and this Section 1.11(h), during the Earn-out Period, the Business Unit shall be operated in such a manner as to maximize the [**] of the Business Unit during and after the Earn-out Period, and to produce for Buyer a sustainable business with financial results that are equal to, or better than, the forecasts included in the Financial Model. In particular and subject to the provisions of Section 1.11(i) hereof, during the Earn-out Period:

                           (i)      For purposes of calculating the [**] of the
Business Unit, the Business Unit shall maintain separate and free-standing financial reports that shall not include the financial results of any other current or future business operations of the Buyer or its other subsidiaries.

                           (ii)     The business and affairs of the Business
Unit shall be managed by or under the direction of the Managers of the Business Unit, who shall have authority and discretion to make all strategic and operating decisions affecting the business and affairs of the Business Unit; provided, however that the Business Unit shall be operated (A) on a basis that is consistent with the Financial Model, (B) except as otherwise provided by the Financial Model, in a manner consistent with the Ordinary Course of Business,
(C) using proper business practices, (D) in compliance in all material respects with applicable law, (E) in compliance in all material respects with the FDA Compliance Plan attached hereto as Schedule 1.11(h)(ii)(E) and (F) in compliance in all material respects with the Intellectual Property Plan attached hereto as
Schedule 1.11(h)(ii)(F). The Managers of the Business Unit shall fully cooperate with the Buyer in the preparation of the Earn-out Statement and shall also implement any Discretionary Items requested by the Buyer that the Buyer demonstrates to the Managers' reasonable satisfaction could not reasonably be expected to have an adverse impact on the [**] of the Business Unit. During the earn out period the Business Unit will not accept pro bono or below market products or services or employee compensation. In no event shall the Managers of the Business Unit have the right to bind the Buyer or the Business Unit for any obligations which extend beyond the Earn-out Period other than by the execution and delivery of a standard form license agreement in a form approved by the Buyer (and not modified by any agreement, whether written or oral, that has not been approved by the Buyer).

                           (iii)    The Buyer shall fund the operations of the
Business Unit by making an aggregate of $[**] of capital contributions to the Business Unit in accordance with the schedule set forth in the Financial Model; provided, however, that such $[**] shall be reduced by the amount, if any, by which the working capital of the Company as of the Closing Date, determined in accordance with GAAP, is less than the October Working Capital (such reduced amount of funding, the "Required Funding"). The Business Unit shall not seek and/or obtain capital funding and/or financing from any party, other than the Buyer.

                           (iv)     Neither the Buyer nor any of its
subsidiaries (other than the Business Unit) shall sell radiology information system (RIS) products to MEDITECH hospitals (meaning, for this purpose, hospitals that license or use either the MEDITECH admissions, discharge or transfer module or the MEDITECH radiology information system module).

                           (v)      Neither the Buyer nor any of its
subsidiaries shall directly or indirectly (A) acquire a majority ownership in a company that sells picture archiving and communications systems ("PACS") to healthcare providers, or (B) enter into any partnering or other significant business arrangement or relationship with any person or entity for the purpose of selling PACS to healthcare providers.

                  (i) Notwithstanding the provisions of Section 1.11(h) above, the Buyer shall have the absolute right to take such actions the Buyer in good faith deems necessary or proper to (A) fulfill its fiduciary obligations to its shareholders ( a "Fiduciary Exercise"), (B) compel compliance with the provisions of Section 1.11(h)(ii), (C) prevent any act that would present a material risk of material impairment of the value of the Business Unit or remediate the impact of any act that has materially impaired the value of the Business Unit or (D) terminate any Manager for Cause (the "Buyer's Oversight Rights"). The Buyer shall exercise Buyer's Oversight Rights by written notice to the Managers and the Stockholders' Representative setting forth, in reasonable detail, the event giving rise to such exercise and the steps, to the extent then known, to be taken by the Buyer as a result of such event (and no exercise of the Buyer's Oversight Rights shall be binding upon the Buyer, the Managers or the Company Stockholders in the absence of such written notice). Without limitation of the foregoing, the Buyer shall be entitled to exercise Buyer's Oversight Rights after December 31, 2003 in the event that (1) the [**] of the Business Unit for the calendar quarter ending [**] is not greater than [**], (2) the cumulative [**] of the Business Unit through the end of any calendar quarter of [**] other than the first calendar quarter is less than [**]% of the cumulative [**] of the Business Unit through the end of such calendar quarter set forth in the Financial Model or (3) the [**] of the Business Unit for any calendar quarter of [**] other than the first calendar quarter is less than [**]% of the [**] of the Business Unit set forth in the Financial Model for such calendar quarter. The Buyer's Oversight Rights shall include, but not be limited to, the right to (x) intervene in the business and affairs of the Business Unit,
(y) approve and execute all agreements, contracts and other binding arrangements of the Business Unit and (z) overrule the decision-making and operating authority of the Business Unit's Managers, provided that:

                           (i)      To the extent the Buyer deems it reasonably
practicable and prudent in the circumstances, before exercising Buyer's Oversight Rights the Buyer shall consult with the Business Unit's Managers.

                           (ii)     During any period in which the Buyer is
exercising the Buyer's Oversight Rights, the Buyer shall, to the extent the Buyer deems it reasonably practicable and prudent in the circumstances, keep the Business Unit's Managers advised on a regular basis and in reasonable detail with respect to the Buyer's exercise of the Buyer's Oversight Rights.

                           (iii)    The Company agrees and acknowledges that the
exercise of the Buyer's Oversight Rights may have an impact on the [**] of the Business Unit and, except as provided in paragraph (iv) below, the Company Stockholders will have no right to claim any lost earn-out or other damages as a result of such decisions so long as the actions were taken in accordance with the provisions of this Agreement.

                           (iv)     In the case of any Fiduciary Exercise that
is not caused by the operation of the Business Unit in violation of the provisions of this Agreement (a "Non-Violation Fiduciary Exercise"), then the Earn-out Consideration shall equal (A) $[**]in the case of any Non-Violation Fiduciary Exercise within the first [**] months of the Earn-out Period, (B) $[**] in the case of any Non-Violation Fiduciary Exercise after the first [**] months of the Earn-out Period if at the time of the Non-Violation Fiduciary Exercise the cumulative [**] of the Business Unit is at least [**]% of the cumulative [**] of the Business Unit set forth in the Financial Model and (C) the Fiduciary Exercise Amount (as hereinafter defined) in the case of any Non-Violation Fiduciary Exercise after the first [**] months of the Earn-out Period if at the time of the Non-Violation Fiduciary Exercise the cumulative [**] of the Business Unit is less than [**]% of the cumulative [**] of the Business Unit set forth in the Financial Model. For purposes of determining the cumulative [**] of the Business Unit set forth in the Financial Model at any date, such amount shall equal the cumulative [**] of the Business Unit set forth in the Financial Model as of the end of the previous calendar quarter plus the pro rated amount (based on the number of days elapsed in the current calendar quarter) of the [**] for the current calendar quarter set forth in the Financial Model. The "Fiduciary Exercise Amount" shall mean the amount of Earn-out Consideration, if any, payable after the [**] Determination (as hereinafter defined) has been made. The Buyer and the Stockholders' Representative shall appoint an independent third party experienced in the operation of companies in the radiology information technology market (or, if the Stockholders' Representative and the Buyer fail or refuse to select such an independent third party within 10 calendar days after written request therefor by the Stockholders' Representative or the Buyer, such an independent third party shall be selected in accordance with the rules of the Boston, Massachusetts office of the American Arbitration Association) to determine what the [**] of the Business Unit for the Earn-out Period would have been had the Buyer not made a Non-Violation Fiduciary Exercise (such person, the "[**] Arbitrator" and such determination, the "[**] Determination"). The Buyer, on one hand, and the Stockholders' Representative, on the other hand, shall each be entitled to present to the [**] Arbitrator such evidence as such party deems relevant for purposes of the [**] Determination. Without limitation, each party shall be entitled to present evidence regarding (A) the performance of the Business Unit against the Financial Model as of the date of the Non-Violation Fiduciary Exercise, (B) the Business Unit's past performance, (C) the provisions of this
Section 1.11 and (D) market conditions that would reasonably be expected to impact the [**] of the Business Unit. The [**] Determination shall be made by the [**] Arbitrator within 30 days of the appointment of such individual. The [**] Determination shall be binding and conclusive upon all Parties and a judgment on the [**] Determination pursuant to this Section 1.11(i)(iv) may be entered in and enforced by any court having jurisdiction thereover.

                  (j) Except as hereinafter provided, in the event the Buyer exercises the Buyer's Oversight Rights, such exercise shall be only for so long as, and to the extent, reasonably necessary to prevent or remediate the situation giving rise to Buyer's Oversight Rights. Notwithstanding the foregoing, if any of the following events shall occur, the Buyer shall be permitted to exercise the Buyer's Oversight Rights for the remainder of the Earn-out Period and the Buyer shall not be obligated to pay any Earn-out Consideration to the Company Stockholders (each, an "Earn-out Termination Event"):

                           (i)      The Business Unit requires (in addition to
cash generated from its operations, cash to be contributed to the Company by the Buyer to fund payment of the Closing Payments and the Expenses and any other payment in connection with the transactions contemplated hereby that is deducted from the Merger Consideration to determine the Net Merger Consideration, and the Required Funding, and assuming that the Required Funding is funded on the dates set forth in the Financial Model), cash in the form of capital contributions or other funding and/or financing to fund an operating cash shortfall; provided, however, that the Buyer may exercise the Buyer's Oversight Rights as a result of such cash shortfall, but an Earn-out Termination Event shall not be deemed to have occurred, if the amount of the cash shortfall does not exceed the lesser of
(A) $[**]or (B) [**] of the Business Unit's net working capital provided that net working capital is greater than zero.


                           For purposes of this Section 1.11(j)(i), the Business
Unit's "net working capital" shall mean the excess, if any, of its total current assets over its total current liabilities (including in current assets all cash and cash equivalents, accounts receivable (excluding accounts receivable that are more than 120 days past due), inventory, and prepaid expenses; and excluding from current assets deferred income tax assets; and including in current liabilities accounts payable, deferred revenue (excluding deferred software license revenue), the current portions of long term debt, notes, and loans payable and capital lease obligations, and accrued expenses, long-term liabilities, all amounts contributed, funded and/or financed by the Buyer in excess of the Required Funding; and excluding from current liabilities deferred income tax liabilities; all as derived from the then current balance sheet of the Business Unit determined in conformity with GAAP).

                           (ii)     Any fraud occurs by the Business Unit or any
of the Managers and such fraud (A) has a material adverse effect on the Buyer and its subsidiaries, taken as a whole or (B) would reasonably be expected to have a material adverse effect on the Buyer and its subsidiaries, taken as a whole, and such material adverse effect is not cured within 10 business days after notice; provided, however if the fraud only has or would reasonably be expected to have a material adverse effect on the Business Unit or any of the Buyer's affiliates, but not the Buyer and its subsidiaries, taken as a whole, then the Buyer may exercise the Buyer's Oversight Rights as a result of such fraud, but an Earn-out Termination Event shall not be deemed to have occurred.

                  (k) Notwithstanding any other provision in this Agreement to the contrary, the Buyer may elect to set off all or a portion of any Earn-out Consideration to satisfy (i) any amount payable to the Buyer pursuant to Section
1.8 hereof, and (ii) any claim, whether resolved or pending, for indemnification by the Company Stockholders' as provided in Sections 6.1 and 6.2 below; provided, however, that pending resolution of any dispute with respect to the Buyer's entitlement to such adjustment or indemnification, the Earn-out Consideration so set off will promptly be deposited by the Buyer into escrow with the Escrow Agent (or another reasonably equivalent escrow agent designated by the Buyer if the Escrow Agent is unwilling to serve in such capacity) pursuant to an escrow agreement that is in substantially the same form as the Escrow Agreement, and such Earn-out Consideration will thereafter be held in and released from such escrow only pursuant to the terms of such escrow agreement.

                  (l) The Parties acknowledge that a portion of the Earn-out Consideration constitutes interest ("Imputed Interest") for income Tax purposes. The amount of the Earn-out Consideration constituting Imputed Interest shall be determined in accordance with the rules under Sections 483 and 1274 of the Code and the Treasury Regulations (as defined in Section 2.9(a)(iv)) promulgated thereunder. The parties hereto agree to the extent allowable by law
(i) to file all income Tax Returns in a manner consistent with this Section 1.11(l), and (ii) not to take any income Tax position inconsistent with this
Section 1.11(l).

         1.12     Escrow and Holdback.

                  (a) On the Closing Date, the Buyer shall (or shall cause the Transitory Subsidiary to) deliver to the Escrow Agent a wire transfer in the amount of $1,314,564.31, which amount shall be deemed withheld from the Merger Consideration that would otherwise be paid in the Merger to the Company Stockholders pursuant to Section 1.5(a) of this Agreement and shall be deposited with the Escrow Agent for the purpose of securing the indemnification, Merger Consideration adjustment and Expense reimbursement obligations of the Company Stockholders set forth in this Agreement. Such $1,314,564.31 (together with all accrued interest thereon, the "Initial Escrow Fund") shall be deemed to have been withheld from each Company Stockholder in the proportions set forth in
Section 1.5. The Initial Escrow Fund and the Additional Escrow Fund (as defined in Section 1.12(e)) (collectively, the "Escrow Fund") shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

                  (b) On the Closing Date, the Buyer shall also hold back $185,435.69 that would otherwise be paid in the Merger to the Company Stockholders pursuant to Section 1.5(a) of this Agreement (the "Holdback Amount") for the purpose of securing the indemnification, Merger Consideration adjustment and Expense reimbursement obligations of the Company Stockholders set forth in this Agreement. The Buyer agrees that any such claims for indemnification, Merger Consideration adjustment and Expense reimbursement shall be made first, pro rata, against the Initial Escrow Fund and the Holdback Amount and then against the Additional Escrow Fund. The unused portion of the Holdback Amount, if any, shall be distributed by the Buyer to those individuals set forth on Schedule 1.12(b) (the "Holdback Recipients") on the date that the entire Initial Escrow Fund, including any amounts to be retained in accordance with the provisions of Section 3 of the Escrow Agreement, are released from the Escrow Fund in accordance with the provisions of the Escrow Agreement.

                  (c) If on the Earn-out Determination Date it is determined that any Earn-out Consideration is payable under the terms of Section
1.11 of this Agreement and the amount of such Earn-out Consideration is in excess of the Initial Escrow Fund, then the remaining portion of the Initial Escrow Fund, less any amounts to be retained in accordance with the provisions of Section 3 of the Escrow Agreement, shall be released from escrow and delivered to the Stockholders' Representative for distribution to the Company Stockholders.

                  (d) If on the Earn-out Determination Date it is determined that no Earn-out Consideration is payable under the terms of Section
1.11 of this Agreement, then no portion of the Initial Escrow Fund will be released to the Stockholders' Representative for distribution to the Company Stockholders until the second anniversary of the Closing Date, at which time such release shall be made in accordance with and subject to the terms and conditions of the Escrow Agreement.

                  (e) If any Earn-out Consideration is payable under the terms of Section 1.11 of this Agreement, on the Earn-out Payment Date the Buyer shall (or shall cause the Surviving Corporation to) deliver to the Escrow Agent a wire transfer in the amount of $6,000,000 (or, if the Earn-out Consideration is less than $6,000,000, the total amount of the Earn-out Consideration, which amount so delivered to the Escrow Agent, together with all accrued interest thereon, is hereinafter referred to as the "Additional Escrow Fund"), which amount shall be deemed withheld from the Earn-out Consideration that would otherwise be paid in to the Company Stockholders pursuant to Section 1.11.

                  (f) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Holdback Amount, the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Fund in escrow in accordance with the terms thereof and the holdback of the Holdback Amount and the payment thereof to the Holdback Recipients.

         1.13     Certificate of Incorporation and By-laws.

                  (a) The certificate of incorporation of the Surviving Corporation immediately following the Effective Time shall be amended and restated in its entirety to be the same as the certificate of incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that
(i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

                  (b) The by-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the by-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

         1.14 Directors and Officers. The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation as of the Effective Time. Officers of the Transitory Subsidiary shall become the officers of the Surviving Corporation as of the Effective Time, in their respective positions as with the Transitory Subsidiary.

         1.15 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of certificates formerly representing Company Shares shall cease to have any rights with respect thereto except as provided herein or by law.

         1.16 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, certificates formerly representing Company Shares are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.5, subject to Section 1.12 and to applicable law in the case of Dissenting Shares.

         1.17 Taxes. Notwithstanding any other provision in this Agreement, the Buyer, the Company, the Surviving Corporation and the Exchange Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments from the Holdback Amount and any payments to be made under the Escrow Agreement) if such withholding is required by law and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from the Company Stockholders, the Holdback Recipients and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Company Stockholder, the Holdback Recipient or other recipient of payments in respect of which such deduction and withholding was made.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be initialed by the Parties and shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II, and the disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph of this Article II and (b) other sections and paragraphs in this
Article II solely to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and paragraphs.

         2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and Tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and Tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, and each such jurisdiction is set forth in Section 2.1 of the Disclosure Schedule. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its certificate of incorporation and by-laws, each as amended and as in effect on the date hereof. The Company has at all times complied with, and is not in default under or in violation of any provision of, its certificate of incorporation or by-laws.

         2.2 Capitalization. The authorized capital stock of the Company consists of (a) 46,000,000 Company Common Shares, of which, as of the date of this Agreement, 7,660,809 shares are issued and outstanding and no shares are held in the treasury of the Company, and (b) 29,909,618 Preferred Shares, of which (i) 4,231,333 shares have been designated as Series A Preferred Stock, all of which shares, as of the date of this Agreement, are issued and outstanding,
(ii) 3,645,835 shares have been designated as Series B Preferred Stock, all of which shares, as of the date of this Agreement, are issued and outstanding, and
(iii) 22,032,450 shares have been designated as Series C Preferred Stock, of which, as of the date of this Agreement, 11,410,256 shares are issued and outstanding. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class or series of Company Shares held by each Stockholder and (for Shares other than Company Common Shares) the number of Company Common Shares (if any) into which such Company Shares are convertible, (ii) all outstanding options to purchase Company Shares pursuant to the Company's 1997 Incentive Stock Option Plan and 2000 Stock Incentive Plan (collectively, the "Option Plans") or otherwise ("Options") and warrants to purchase Company Shares other than Options ("Warrants"), indicating (A) the holder thereof, (B) the number and class or series of Company Shares subject to each Option and Warrant and (for Company Shares other than Company Common Shares) the number of Company Common Shares (if any) into which such Company Shares are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each Option or Warrant, and (D) any terms regarding the acceleration of vesting, and (iii) the Option Plans and other stock or equity related plans of the Company. All of the Options and Warrants, to the extent not previously exercised, will terminate and be of no further force or effect at or immediately prior to the Effective Time, and none of the Company, the Buyer, the

Transitory Subsidiary or the Surviving Corporation shall, thereafter, have any liability or obligation, including any obligation to pay any Merger Consideration, with respect thereto. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options or Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Options and Warrants listed in Section 2.2 of the Disclosure Schedule and the conversion and redemption rights set forth in the Company's certificate of incorporation, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as listed in Section 2.2 of the Disclosure Schedule (which listed agreements will terminate as of the Closing), there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act of 1933, as amended (the "Securities Act"), or any foreign securities law, or sale or transfer (including without limitation agreements relating to preemptive rights, rights of first refusal, co sale rights or "drag along" rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co sale rights or "drag along" rights) of any securities of the Company, in each case other than under the agreements listed in Section 2.2 of the Disclosure Schedule. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws. All of the Company's convertible debt was incurred to fund the Company's operations.

         2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by (i) a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger, voting as a single class and (ii) a majority of the votes represented by the outstanding Series C Preferred Stock entitled to vote on this Agreement and the Merger, voting as a single class (collectively, the "Requisite Stockholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer and the Transitory Subsidiary, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company, the Surviving Corporation or the Company Stockholders of the Merger or the other transactions contemplated hereby (the "Transactions"), will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Company, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company is a party or by which the Company is bound or to which any of its assets are subject, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, and
(iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of the Company and not material to the Company.

         2.5 Subsidiaries. The Company has never had any ownership interest in any corporation, partnership, limited liability company or other form of business association (a "Business Entity") with respect to which the Company, directly or indirectly, had the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers.

         2.6      Financial Statements.

                  (a) The Company has provided to the Buyer (i) the audited balance sheet and statements of operations, stockholders' equity and cash flows of the Company as of and for the fiscal year ended December 31, 2001; (ii) the audited balance sheet and statements of income, stockholders' equity and cash flows of the Company for the fiscal year ended December 31, 2002; and (iii) the unaudited balance sheet (the "Most Recent Balance Sheet") and statements of income, stockholders' equity and cash flows of the Company as of and for the nine-month period ended September 30, 2003 (the "Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with GAAP (except that the unaudited Financial Statements referred to above lack footnotes and are subject to normal end-of-period adjustments, the effect of which will not be material), fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company.

                  (b) Section 2.6(b) of the Disclosure Schedule lists, and the Company has delivered to the Buyer copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303 (a)(4) of Regulation S-K of the Securities and Exchange Commission (the "SEC")) effected by the Company since January 1, 1998. Section 2.6(b) of the Disclosure Schedule lists all non-audit services performed by the Company's Auditors for the Company since January 1, 2002.

         2.7 Absence of Certain Changes. Since the Balance Sheet Date, (a) there has not been any material adverse change in the assets, business, financial condition, results of operations or prospects of the Company, nor to the Company's knowledge has there occurred any event or development or series of events or developments which could reasonably be foreseen to result in such a material adverse change, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (p) of Section 4.4 below.

         2.8 Undisclosed Liabilities. The Company does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued or expressly reserved for on the Most Recent Balance Sheet, a copy of which is included in Section 2.8 of the Disclosure Schedule, (b) liabilities which have arisen since the Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal year and (c) contractual liabilities incurred in the Ordinary Course of Business of the Company which are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material.

         2.9      Tax Matters.

                  (a)      For purposes of this Agreement:

                           (i)      The term "Taxes" (including with correlative
meaning "Tax" and "Taxable") means (x) any and all taxes, and any and all other levies, duties or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license tax, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or foreign Governmental Entity and (y) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof;

                           (ii)     The term "Tax Returns" means any and all
reports, returns, declarations, statements, forms, or other information required to be supplied to a Governmental Entity or to any individual or entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments thereof;

                           (iii)    The term "Code" means the Internal Revenue
Code of 1986, as amended; and

                           (iv)     The term "Treasury Regulations" means the
Treasury Regulations promulgated under the Code, including temporary and proposed Treasury Regulations, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                  (b) The Company has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all respects. The Company has paid on a timely basis all Taxes, whether or not shown on any of its Tax Returns, that were due and payable. All Taxes that the Company is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been paid on a timely basis to the appropriate Governmental Entity. The Company has complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

                  (c) The unpaid Taxes of the Company for periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period from and after the date of the Most Recent Balance Sheet and continuing through the Closing Date (but without regard to the Merger) are attributable to the conduct by the Company of its operations in the Ordinary Course of Business.

                  (d) The Company is not and has never been a member of any group of corporations with which it has filed (or been required to file) consolidated, combined, or unitary Tax Returns. The Company does not have any actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local, or foreign law), as a transferee or successor, by contract, or otherwise for any Taxes of any person

(including without limitation any affiliated, combined, or unitary group of corporations or other entities that included the Company during a prior Taxable period). The Company is not a party to, bound by, or obligated under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.

                  (e) The Company has delivered to the Buyer (i) complete and correct copies of all income Tax Returns of the Company relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. The income Tax Returns of the Company have been audited by the Internal Revenue Service or other applicable Governmental Entity or are closed by the applicable statute of limitations for all periods through and including the Taxable period ended December 31, 1999. The Company has delivered or made available to the Buyer complete and correct copies of all other Tax Returns of the Company relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company is not a party to any Tax litigation. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.

                  (f) The Company has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes or (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

                  (g) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

                  (h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

                  (i) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, "excess parachute payments" within the meaning of Section 280G of the Code.

                  (j) To the Company's knowledge, no Company Stockholder holds Company Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

                  (k) None of the assets of the Company (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954,
(ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under
Section 7701(h) of the Code or under any predecessor section.

                  (l) The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date (or as a result of the Transactions) under Section 481 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) or (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date.

                  (m) The Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor have stock or securities of the Company been distributed, in a transaction to which
Section 355 of the Code applies.

                  (n) The Company is not a party to any gain recognition agreement under Section 367 of the Code.

                  (o) The Company does not own any interest in an entity that is characterized as a partnership for federal income Tax purposes.

                  (p) Section 2.9(p) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company has filed or has been required to file a Tax Return or has been liable for Taxes on a "nexus" basis.

                  (q) The Company is not a "consenting corporation" within the meaning of former Code Section 341(f), and none of the assets of the Company are subject to an election under former Code Section 341(f).

         2.10     Assets.

                  (a) The Company owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted during the twenty four (24) month period following the Effective Time. Each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

                  (b) No asset of the Company (tangible or intangible) is subject to any Security Interest.

                  (c)      Section 2.10(c) of the Disclosure Schedule sets forth
(i) a true, correct and complete list of all items of tangible personal property and all purchased and capitalized software owned by the Company as of the date hereof, or not owned by the Company but in the possession of or used in the business of the Company (the "Personal Property"), other than individual assets with a book value of less than $1,000, and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company and the circumstances under which such Personal Property is used. Each item of Personal Property not owned by the Company is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company and the owner or lessor thereof, the obligations of the Company to such owner or lessor will be discharged.

         2.11 Owned Real Property. The Company has never owned any real property.


         2.12     Intellectual Property.

                  (a) Section 2.12(a) of the Disclosure Schedule lists (i) all Patent Rights, Trademark Rights, and copyright registrations or applications therefor, that are now or were at any time in the past registered or filed in the name of the Company, alone or jointly with others (the "Registered Intellectual Property"), enumerating specifically the applicable filing or registration number, date of filing or issuance, name of all inventors, applicant(s), registrant(s) and/or assignee(s), as applicable, and status of any required issuance, renewal, maintenance or other payments, and (ii) each Customer Offering, together with a summary of the functionality of such Customer Offering and the distribution channel(s) therefor. To Company's knowledge, (i) all Registered Intellectual Property is valid, enforceable and subsisting, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of Company and
(ii) all assignments, certificates and other instruments necessary to perfect and record Company's ownership thereof have been timely filed with the relevant governmental or quasi-governmental offices.

                  (b) Except as disclosed in Schedule 2.12(c), the Company owns or has the legally enforceable right to use all Intellectual Property necessary (i) to make, use, sell, have made, used and sold, import, reproduce, market and distribute the Customer Offerings in the manner done currently and currently contemplated to be done in all versions of the Customer Offerings through the Next Release, and (ii) to operate and use the Internal Systems as they are currently used and currently contemplated to be used in connection with the operation of all versions of the Customer Offerings through the Next Release. Notwithstanding anything to the contrary, nothing in this clause (b) is intended to, or does, constitute any representation or warranty as to whether there exists a legally enforceable right to use such Intellectual Property if and to the extent a party other than the purported licensor asserts a claim that any third party product or component contained within or provided with the Customer Offerings for which the Company has obtained a license violates the intellectual property or other proprietary rights of a third party. Each item of Company Intellectual Property will be owned or licensed and available for use by the Surviving Corporation (as and to the extent currently used by or available to the Company) immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property owned by the Company and to maintain in confidence all trade secrets and confidential information comprising a part thereof. No other person or entity has any joint ownership interest, royalty interest, or license right to any of the Company Intellectual Property owned by the Company except pursuant to agreements or licenses specified in Section 2.12(d) of the Disclosure Schedule.

                  (c) None of the Customer Offerings or the marketing, distribution, provision, or use thereof as contemplated in the specifications therefor, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third person or entity. To the Company's knowledge, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.12(c) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has delivered to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property owned by the Company. The Company has delivered to the Buyer complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

                  (d) Except in accordance with the terms of the Company's standard form of Final Quote and System Sales and Service Contract (version 20), the form of which has been delivered to the Buyer, Section 2.12(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property. Except as described in Section 2.12(d) of the Disclosure Schedule, the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings.

                  (e) Section 2.12(e) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a person or entity other than the Company, and the license or agreement pursuant to which the Company uses or otherwise has rights with respect to it and including off the shelf software programs licensed by the Company pursuant to "shrink wrap" or similar licenses. No third party products, hardware, services or Software are included in or required to use, operate, license, sell, maintain, distribute, or modify the Customer

Offerings or Internal Systems, except as specifically disclosed in Section 2.12(e) of the Disclosure Schedule. The Company has delivered to the Buyer true and complete copies of all written agreements that are in the Company's possession between Company and such third parties listed in Section 2.12(e) of the Disclosure Schedule.

                  (f) The Company has not licensed, disclosed or published, and knows of no license, disclosure or publication by others (including its employees and contractors) of, the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software ("Company Source Code") to any person or entity, except pursuant to the agreements listed in Section 2.12(f) of the Disclosure Schedule, and the Company has taken reasonable measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the Transactions result in the disclosure or release of such Company Source Code by Company, its escrow agent(s), the Surviving Corporation or any other person to any third party.

                  (g) Except as set forth in Section 2.12(g) of the Disclosure Schedule, all of the copyrightable materials (including Software and Documentation) comprising, incorporated in or bundled with the Customer Offerings have been invented, created, designed, authored, tested and debugged by regular employees of the Company within the scope of their employment or by independent contractors of the Company who have executed valid and binding agreements agreeing to maintain confidentiality and expressly assigning all right, title and interest in such copyrightable materials to the Company, waiving their non-assignable rights (including moral rights) in favor of the Company and its permitted assigns and licensees, and have no residual claim to such materials. Except as set forth in Section 2.12(g) of the Disclosure Schedule, such copyrightable materials do not include or constitute a derivative work of any public domain software, open source code, shareware or any software licensed under the General Public License, Lesser General Public License or any other "open source code" license. No portion of such copyrightable materials was jointly developed with any third party.

                  (h) The Customer Offerings and, to the Company's knowledge, the Internal Systems that are used for the development, testing and maintenance of the Customer Offerings, are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor. The Customer Offerings, as delivered by the Company, do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data; provided that there exists code in the Company Offerings or accompanying hardware components that is designed and used to permit the Company to obtain access to or control over Customer Offerings (e.g., remote access via modem) installed at the Company's clients' facilities. The Company has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet end user needs or for harm or damage to any third party except as set forth in Section 2.12(h) of the Disclosure Schedule.

                  (i) Except as set forth in Section 2.12(i) of the Disclosure Schedule, the Customer Offerings, Company Software and the Internal Systems shall comply with, and handle information in accordance with, HIPAA (as defined in Section 2.19(o)) and the rules and regulations promulgated thereunder, including, but not limited to, the Standards for Electronic Transactions, Privacy and Security, as and to the extent applicable; provided that users of the Customer Offerings and Company Software and such users' computer systems and networks operate and use the Customer Offerings and Company Software and such information in accordance therewith.

                  (j)      Definitions.

                           (i)      "Company Intellectual Property" shall mean
all Intellectual Property purported to be owned by the Company or which is licensed to the Company

                           (ii)     "Customer Offerings" shall mean (a) the
products (including hardware, services, Software and Documentation) that the Company (i) currently manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous three years, or (iii) currently plans to manufacture, market, distribute, make available, sell or license to third parties in all versions of such products through the Next Release and (b) the services that the Company (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous three years, or (iii) currently plans to provide or make available to third parties in all versions of such services through the Next Release.

                           (iii)    "Documentation" shall mean printed, visual
or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

                           (iv)     "Intellectual Property" shall mean all:

                                    (A) patents, patent applications, patent
disclosures, invention disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications and registrations thereof (collectively, "Patent Rights");

                                    (B) registered or common law trademarks and
service marks, trade dress, Internet domain names, logos, trade names and corporate names and all registrations and applications for registration of the foregoing ("Trademark Rights"), and all goodwill in the foregoing;

                                    (C) copyrights, data and database rights and
registrations and applications for registration thereof, including moral rights of authors;

                                    (D) mask works and registrations and
applications for registration thereof;

                                    (E) inventions, trade secrets and
confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

                                    (F) other proprietary rights relating to any
of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions); and

                                    (G) copies and tangible embodiments thereof.

                           (v)      "Internal Systems" shall mean (1) the
Software and Documentation and (2) the computer, communications and network systems (both desktop and enterprise-wide) used by the Company or any Subsidiary in their business or operations or to provide, distribute, support or test the Customer Offerings, whether located on the premises of the Company or hosted at a third party site; provided that with respect to any representation or warranty in this Section 2.12 with respect to Internal Systems, any such representation or warranty shall be limited to the Company's knowledge with respect to the items described in clause (2) of this definition.

                           (vi)     "Next Release" shall mean the next major
release of the Customer Offerings (excluding any releases intended primarily to correct bugs or offer minor improvements to functionality, design or performance). The Next Release is currently designated as Vision 1.1.

                           (vii)    "Software" shall mean computer software
code, applications, utilities, development tools and tool kits, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

         2.13 Real Property Leases. Section 2.13 of the Disclosure Schedule lists all real property leased or subleased to the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section

2.13 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.13 of the Disclosure Schedule:

                  (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to the Company, and to the knowledge of the Company, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, subject, in each case, to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies;

                  (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies;

                  (c) the Company is not in breach or default thereunder and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the Company or permit termination, modification, or acceleration thereunder and, to the knowledge of the Company, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by any other party to the lease or sublease or permit termination, modification, or acceleration thereunder;

                  (d) there are no disputes, oral agreements or enforceable forbearance programs in effect as to the lease or sublease;

                  (e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                  (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                  (g) no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Company.

         2.14 Contracts. Section 2.14 of the Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which the Company is a party:

                  (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than six (6) months;

                  (b) any written arrangement (or group of related written arrangements) for the licensing or distribution of Software, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than six (6) months, (ii) which involves more than the sum of $10,000, or (iii) in which the Company has granted rights to license, sublicense or copy, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                  (c) any written arrangement establishing a partnership or joint venture;

                  (d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                  (e) any written arrangement concerning confidentiality or noncompetition (other than (i) the Company's standard form of confidentiality, nonsolicitation and non-competition agreement with its employees, a copy of which has been provided to the Buyer, (ii) the nondisclosure agreements entered into among any of the Parties in connection with the Transactions, and (iii) nondisclosure agreements entered into with prospective customers of the Company which do not impose any ongoing obligations on the Company);

                  (f) any written arrangement involving any of the Company Stockholders or their Affiliates (for the purpose of this Agreement, "Affiliate" shall mean (A) in the case of an individual, the members of the immediate family (including parents, siblings and children) of (i) the individual and (ii) the individual's spouse, and (iii) any Business Entity that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with any of the foregoing individuals, or (B) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the Business Entity), other than agreements providing for reimbursement of travel and related out of pocket expenses incurred in the Ordinary Course of Business;

                  (g) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, business, financial condition, results of operations or prospects of the Company;

                  (h) any agency, reseller, sublicense, distributor, sales representative, franchise or similar agreements to which the Company is a party or by which the Company is bound;

                  (i) any business associate contracts (as such term is used at 45 C.F.R. 164.504(e)) pertaining to privacy and/or security safeguards for individually identifiable health information, entered into between the Company and (i) any of its customers and
(ii) any vendor, contractor, or agent of the Company; and

                  (j) any other written arrangement (or group of related written arrangements) either involving more than $10,000 or not entered into in the Ordinary Course of Business of the Company.

         The Company has delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in Section 2.12 and Section
2.14 of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to the Company and, to the knowledge of the Company, the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to each other party thereto, subject, in each case, to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) the Company is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company, or permit termination, modification or acceleration, under the written arrangement and (iv) to the knowledge of the Company, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such other party, or permit termination, modification or acceleration, under the written arrangement. The Company is not a party to any oral contract, agreement or other arrangement, or any oral amendment to any written agreement, which, if reduced to written form, would be required to be listed in Section 2.12 or Section 2.14 of the Disclosure Schedule under the terms of this Section 2.14. The Company is not restricted by any arrangement from carrying on its business anywhere in the world.

         2.15 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.


         2.16     Insurance.

                  (a) Section 2.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers' compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Each such insurance policy is in full force and effect and will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing. All premiums due and payable under all such policies have been paid, the Company will not be liable for retroactive premiums or similar payments, and the Company is otherwise in compliance with the terms of such policies. The

Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.

                  (b) The Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Section 2.16 of the Disclosure
Schedule identifies all claims asserted by the Company pursuant to any insurance policy since January 1, 2001 and describes the nature and status of such claim. The Company has not incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. The Company is covered by insurance in scope and amount that the Company believes is customary and reasonable for the businesses in which it is engaged.

         2.17 Litigation. Except as identified and described in Section 2.17 of the Disclosure Schedule, (a) there is no action, suit, proceeding or investigation to which the Company is a party (either as a plaintiff or defendant) pending or, to the knowledge of the Company, threatened before any court, Governmental Entity or arbitrator, and to the knowledge of the Company, there is no basis for any such action, suit, proceeding or investigation; (b) neither the Company nor, to the knowledge of the Company, any officer, director or employee of the Company has been permanently or temporarily enjoined by any order, judgment or decree of any court or Governmental Entity from engaging in or continuing to conduct the business of the Company or any part thereof; (c) no order, judgment or decree of any court or Governmental Entity has been issued in any proceeding to which the Company is or was a party or, to the knowledge of the Company, in any other proceeding that enjoins or requires the Company to take an action of any kind with respect to its business, assets or properties; and (d) the Company has not settled any actual or threatened action, suit, proceeding or investigation at any time within the past five (5) years. None of the actions, suits, proceedings or investigations set forth in Section 2.17 of the Disclosure Schedule, individually or collectively, if determined adversely to the interests of the Company, could reasonably be expected to have a material adverse effect on the assets, business, financial condition, results of operations or prospects of the Company.

         2.18     Employees and Subcontractors.

                  (a) Section 2.18(a) of the Disclosure Schedule contains a list of (i) all current employees of the Company, along with the position, date of hire and the annual rate of compensation of each such person including salary and other benefits (or, with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation) and estimated or target annual incentive compensation of each such employee and (ii) all former employees of the Company who are bound by any nonsolicitation and non-competition agreement with the Company. Each current and former Company employee has entered into a binding and enforceable confidentiality/assignment of inventions agreement with the Company, a copy of which has previously been delivered to the Buyer. To the knowledge of the Company, no employee or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company does not have any knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

                  (b)      Section 2.18(b) of the Disclosure Schedule sets forth
(i) a list of all subcontractors that either performed services in the last two
(2) years or are currently performing services or under contract to perform future services for the Company and (ii) the start date, type of services to be provided, estimated completion date and hourly or per diem pay rate of such subcontractors.

                  (c) Neither the Company nor any officer or director of the Company nor, to the Company's knowledge, any key employee of the Company owns, directly or indirectly, individually or collectively, any interest in any corporation, company, partnership, entity or organization which is in a business similar or competitive to the businesses of the Company or which has any existing undisclosed contractual relationship with the Company, other than stock of publicly-traded companies, which holdings are less than five (5%) percent of the outstanding capital stock of each such publicly traded company.

                  (d) The Company has not violated any labor legislation, regulation or agreement in any relevant jurisdiction.

                  (e) Since December 31, 2002, no increases or decreases have been made in the compensation of any employee of the Company outside of the Ordinary Course of Business.

                  (f) The Company has complied with all applicable laws and regulations concerning the hiring and employment of employees and has not received any notice of its failure so to comply.

         2.19     Employee Benefits.

                  (a) Section 2.19(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan or arrangement with respect to one or more individuals involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained or contributed to by the Company. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing and all individual employment agreements, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last three plan years for each Employee Benefit Plan, (v) copies of the most recent reports relating to compliance with Sections 401(k), 401(m) and 410(b) of the Code, (vi) all employee handbooks, (vii) in the case of a plan intended to be qualified under section 401(a) of the Code, a copy of the most recent IRS determination letter for such plan, (viii) copies of all inquiries or correspondence to or from a Governmental Entity relating to any Employee Benefit Plan received within the last three (3) plan years for each Employee Benefit Plan, and (ix) copies of committee minutes relating to Employee Benefit Plan administration have been delivered to the Buyer.

                  (b) Each Employee Benefit Plan has been administered in accordance with its terms and the Company has met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and all Employee Benefit Plans are in compliance with the currently applicable provisions of ERISA and the Code and other applicable federal, state and local laws and the regulations thereunder (including without limitation
Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

                  (c) There are no inquiries by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any such claims under any Employee Benefit Plan, nor, to the knowledge of the Company, has any Governmental Entity commenced an investigation with respect to any such matters.

                  (d) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification. The Company has not taken any action, or failed to take an action, that would increase the cost of any Employee Benefit Plan, nor will the Transactions give rise to any increased cost or liabilities with respect to any Employee Benefit Plan. Each Employee Benefit Plan that provides for compliance with Section 404(c) of ERISA, or is intended to comply with such provision, so complies.

                  (e) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company.

                  (f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (g) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding (i) continuation of health coverage required to be continued under Section 4980B of the Code or any state law, and insurance conversion privileges under state law, but only to the extent such continuation coverage is provided solely at the participant's expense (except as otherwise mandated by such state law), or (ii) any severance plan or arrangement set forth in Section 2.19(g) of the Disclosure Schedule.

                  (h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company that would subject the Company or Buyer to any (i) fine, penalty, tax or liability imposed under ERISA or the Code (other than liabilities incurred in the Ordinary Course of Business that are consistent with the Code and ERISA, including liabilities for benefits, contributions, premiums and other similar costs), or
(ii) contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

                  (i) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                  (j) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan and any Employee Benefit Plan may be terminated without liability to the Company, the Surviving Corporation or the Buyer, except for benefits accrued through the date of termination and administrative and professional costs incurred in such termination. Except for participation in continuation of health coverage required to be continued under
Section 4980B of the Code or any state law, no former employees participate in any welfare benefit plans listed in Section 2.19(a) of the Disclosure Schedule. No Employee Benefit Plan includes in its assets any securities issued by the Company.

                  (k) Section 2.19(k) of the Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or the Surviving Corporation of the nature of any of the Transactions, (B) providing any term of employment, compensation guarantee, post employment benefits or any other payouts or commissions or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by
Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code); and (iii) agreement or plan of the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions.

                  (l) Section 2.19(l) of the Disclosure Schedule sets forth the policy and practice of the Company with respect to accrued vacation, accrued sick time and earned time-off.

                  (m) Each individual who has received compensation for the performance of services on behalf of the Company has been properly classified as an employee or independent contractor in accordance with applicable law.

                  (n) There are no loans or extensions of credit from the Company to any employee (other than advances of travel and other business expenses made in the Ordinary Course of Business).

                  (o) Each Employee Benefit Plan that is a group health plan is in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), including without limitation, the Standards for Electronic Transactions, Privacy and Security promulgated by the Department of Health and Human Services under 45 CFR parts 160, 162, and 164. Copies of all agreements implementing such standards are attached to Section 2.19(o) of the Disclosure Schedule.

                  (p) The Company has no plan or commitment to create any additional Employee Benefit Plans or to modify any existing Employee Benefit Plans that could result in any liability to the Company, Surviving Corporation or the Buyer.

         2.20     Environmental Matters.

                  (a) The Company has complied and is in compliance with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the

Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution;
(iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA").

                  (b) There have been no releases by the Company, or to the Company's knowledge, by any third party, of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, leased, operated or controlled by the Company for which the Company may be liable under any Environmental Law. With respect to any such releases of Materials of Environmental Concern, the Company has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). The Company is not aware of any other releases of Materials of Environmental Concern at parcels of real property or facilities (including, without limitation, those owned, leased, operated or controlled by the Company) that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA or any Environmental Law), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act or any Environmental Law), toxic materials, oil or petroleum and petroleum products, asbestos, or any other material subject to regulation under any Environmental Law.

                  (c)      Set forth in Section 2.20(c) of the Disclosure
Schedule is a list of all environmental reports, investigations and audits possessed or controlled by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) issued or conducted during the past ten years and relating to premises currently or previously owned, leased, or operated by the Company. Complete and accurate copies of each such report, and the results of each such investigation or audit, have been provided to the Buyer.

                  (d) The Company is not aware of any material environmental liability on the part of any of the solid or hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Company.

         2.21     Legal Compliance.

                  (a) The Company is conducting and has conducted its business and operations in compliance with all applicable federal, state, local and foreign laws, regulations and orders ("Laws and Regulations"), including without limitation the rules and regulations of the United States Food and Drug Administration ("FDA"), the United States Occupational Safety and Health Administration and the United States Environmental Protection Agency. The Company has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable Laws and Regulations. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against the Company and the Company has no liability (whether actual or contingent) for failure to comply with any Laws and Regulations. There is no act, omission, event, or circumstance of which the Company has knowledge that would reasonably be expected to give rise to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such liability. There has not been any violation of any Laws and Regulations by the Company in its prior product development efforts, submissions or reports to any Governmental Entity that could reasonably be expected to require investigation, corrective action or enforcement action. To the Knowledge of the Company, there is no civil or criminal proceeding relating to the Company or any Company employee which involves a matter within or related to the FDA's jurisdiction. The Company has never been and is not now subject to FDA's Applications Integrity Policy ("AIP") and possesses no documents related to AIP.

                  (b) The Company's facility is registered, as required, and each product manufactured by or on behalf of the Company in the United States for commercial distribution or in current commercial distribution (the "Products") is listed, as required, with the FDA under Section 510 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 301 et seq. (the
"FD&C Act"), and the applicable rules and regulations thereunder. Each Product in current commercial distribution is either a Class I or Class II medical device as defined under 21 U.S.C. Section 360c(a)(1)(A), (B) and applicable rules and regulations thereunder and was first marketed under, and is covered by, a premarket notification in compliance with 21 U.S.C. Section 360(k) and the applicable rules and regulations thereunder, or is exempt from such premarket notification in accordance with 21 U.S.C. Section 360(l) or (m) and applicable rules and regulations thereunder. The Company is currently in compliance with, and each Product in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, and processed in compliance with, the Quality System Regulation set forth in 21 C.F.R. Part 820.

The Company is in compliance with the written procedures, record-keeping and FDA reporting requirements for Medical Device Reporting set forth in 21 C.F.R. Part
803. The premises of the Company and its records relating to the Products were most recently inspected by the FDA up to and including March 8, 2002, and the FDA issued a form FDA 483 Notice of Observations on March 8, 2002 related to the inspection. Since March 8, 2002, the FDA has not inspected such premises or records. The Company is not subject to any enforcement proceedings by the FDA and, to the Company's knowledge, no such proceedings have been threatened. The Company has not introduced in commercial distribution during the period of six calendar years immediately preceding the date hereof any Products which were upon their shipment by the Company adulterated or misbranded in violation of 21 U.S.C. Section 331.

                  (c) The Company has not received or does not possess the following documents: (i) 510(k) rescission letters, (ii) PMAs, PMA Supplements or IDEs, (iii) investigational plans for currently open device investigations,
(iv) FDA regulatory actions against the Company including notice of adverse findings, regulatory or warning letters or recalls, (v) documentation related to voluntary or mandatory recalls of Company products, (vi) reports of removals or corrections or correspondence to and from the FDA concerning such reports and all related investigations or (vii) safety alerts.

                  (d) The Company has provided the Buyer a true and correct copy of (i) a list of all products ever marketed by the Company or any predecessor thereto, and for each such product, the legal basis for distributing the product in interstate commerce, (ii) all justifications for not filing a 510(k) for a change or modification to a marketed device, including any justifications drafted by or on behalf of any predecessor to the Company, (iii) all substantially equivalent or not substantially equivalent letters, including those received by or on behalf of any predecessor to the Company, (iv) all correspondence, meeting notes or minutes, or related documents concerning material communications between FDA and the Company or any predecessor thereto as they relate to 510(k) submissions, including requests for additional information and responses thereto, (v) all management review reports and management/executive meeting minutes, (vi) all documents related to FDA regulatory action(s), including all documents showing corrective actions undertaken by the Company or any predecessor thereto in response to FDA regulatory action(s), and documents showing action(s) taken by the Company or any predecessor thereto to avert such regulatory action(s), (vii) all reports of inspection (Establishment Inspection Reports), (viii) all MDRs, including those filed by any predecessor to the Company, (ix) all MedWatch forms received by the Company or any predecessor thereto, (x) all GMP audits of the Company or any predecessor thereto and their suppliers and (xi) all product labeling and advertising currently in use, including that posted on the Company's website and in the Company's user's manuals.

         2.22 Permits. Section 2.22 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders, clearances or approvals from any Governmental Entity (including without limitation those issued or required under the FD&C Act, applicable export laws or regulations, Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted during the twenty four (24) month period following the Effective Time. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension, revocation or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable by the Company upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

         2.23 Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, (c) is a party to any contract or other arrangement, written or verbal, with the Company (other than this Agreement and the agreements entered into or to be entered into in connection with the transactions contemplated hereby, as provided for herein or expressly contemplated hereby), or (d) owes any money to the Company or is owed money by the Company or any Affiliate (the agreements, arrangements and relationships described in this sentence are hereinafter referred to as "Related Party Transactions"); in each case, except as described in Section 2.23 of the Disclosure Schedule. Section 2.23 of the Disclosure Schedule also lists each Affiliate and each other person who shall have a direct or indirect right to receive any portion of the Earn-out Consideration.

         2.24 Brokers' Fees. Except as disclosed in Section 2.24 of the Disclosure Schedule, the Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

         2.25 Books and Records. The minute books and other similar records of the Company contain true and complete records of all actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

         2.26     Prepayments, Prebilled Invoices and Deposits.

                  (a)      Section 2.26(a) of the Disclosure Schedule sets forth
(i) all prepayments, prebilled invoices and deposits that have been received by the Company as of the date hereof from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered, and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a consistent basis with the past practice of the Company.

                  (b)      Section 2.26(b) of the Disclosure Schedule sets forth
(i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company as of the date hereof to vendors or suppliers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered, and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a consistent basis with the past practices of the Company.

         2.27 Banking Facilities. Section 2.27 of the Disclosure Schedule identifies:

                  (a) each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and

                  (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

         2.28 Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current, fully collectible and due and payable within 90 days after the Balance Sheet Date, net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are current, fully collectible and due and payable within 90 days of recording of each receivable, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

         2.29 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 2.29 of the Disclosure Schedule, and (ii) manufacturers' warranties for which the Company does not have any liability. Section 2.29 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company knows of no reason why such expenses should significantly increase as a percentage of sales in the future.

         2.30 Customers and Suppliers. Section 2.30 of the Disclosure Schedule sets forth a list of (a) each customer of the Company during the last full fiscal year or the interim period through August 31, 2003 and the amount of revenues recognized and recorded for each such customer during each such period and (b) each supplier that is the sole supplier of any significant product, good or service to the Company. The Company has no outstanding disputes concerning its products or services with any of its customers and the Company has no knowledge of any dissatisfaction on the part of any such Customer. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or services or supplying products or services, as applicable, to or from the Company, as applicable. The Company is not obligated to perform any service or provide any product for a fee or price that is (i) below its then current fee or price for such service or product or (ii) below its actual cost of such service or product. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

         2.31     Controls and Procedures.

                  (a) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company's assets, (iii) access to assets of the Company is permitted only in accordance with management's authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

                  (b) The Company maintains disclosure controls and procedures that are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company's financial statements. Section 2.31(b) of the Disclosure Schedule lists, and the Company has delivered to the Buyer copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

         2.32 Inventory. All inventory of the Company, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. All inventories not written-off have been priced at the lower of cost or net realizable value on a specific-identification basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company.

         2.33     Government Contracts.

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                  (a)      The Company has not been suspended or debarred from
bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been threatened or initiated; and the consummation of the Transactions will not result in any such suspension or debarment of the Company (assuming that no such suspension or debarment will result solely from the identity of the Buyer). To the knowledge of the Company, the Company has not been and is not now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of any Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Company has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

                  (b) To the knowledge of the Company, no basis exists for any of the following with respect to any of its contracts or subcontracts with any Governmental Entity: (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 Section 52.249-8, 52.249-9 or similar sections), (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 Section 52.249-1, 52.249-2 or similar sections), or a Stop Work Order (as provided in 48 C.F.R. Ch.1 Section 52.242-15 or similar sections); (iii) a decision declining to renew or declining to exercise an option for an additional period within the specified contract term; and the Company has no reason to believe that funding may not be provided under any contract or subcontract with any Governmental Entity during the specified term of any such contract.

         2.34 Personally Identifiable Information and Privacy. The Company's collection, use, storage, transfer and disclosure of any personally identifiable information ("Information Practices"), and use by third parties having authorized access to the Company's websites or other records, conforms, and at all times has conformed, to all Laws and Regulations, including applicable provisions of HIPAA and all applicable standards set forth in any final regulations and orders promulgated under such Act, and all contractual commitments of the Company to its customers, the viewers of the Company's websites, and third parties relating to such practices. The Company's Information Practices have been consistent with all statements or representations made to customers, potential customers and third parties, whether orally or in writing, regarding such practices. Without limiting the foregoing, the Company has taken all necessary and appropriate steps to comply with the regulations set forth at 45 C.F.R. Parts 160, 162, and 164 as promulgated by the U.S. Department of Health and Human Services, and has obtained all written authorizations or assurances required under such regulations.

         2.35 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

         Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

         3.1 Organization and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its certificate of incorporation and by-laws.

         3.2 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and the Exchange Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the Exchange Agreement and the consummation by the Buyer and the Transitory Subsidiary of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been (or, in the case of the Escrow Agreement and the Exchange Agreement, will be) duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes (or, in the case of the Escrow Agreement and the Exchange Agreement, will be) a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its respective terms.

         3.3 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, and assuming (in the case of clause (b) below) the accuracy of the Company's representations and warranties in Section 2.6 above, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement or the Exchange Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the Transactions, will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Buyer or the

Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

         3.4 Reports and Financial Statements. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of (a) the Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with SEC, and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the SEC since January 1, 2001 (collectively, the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under
Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from January 1, 2001 through the date of this Agreement. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, the Buyer is not obligated under the Exchange Act, or the rules and regulations thereunder, to amend or supplement any of the Buyer Reports. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and
(iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein. The Buyer is eligible to use SEC Form S-3 for the registration of any Earn-out Shares.

         3.5 Broker's Fees. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent other than William Blair & Company, L.L.C. with respect to the Transactions.

                                   ARTICLE IV
                                    COVENANTS

         4.1 Closing Efforts. Each of the Parties shall use its or his best efforts, to the extent commercially reasonable ("Reasonable Best Efforts"), during the period from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the provisions of Article VIII of this Agreement, to take all actions and to do all things necessary, proper or advisable to consummate the Transactions, including without limitation using its or his Reasonable Best Efforts to ensure that (a) its or his representations and warranties remain true and correct in all material respects through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

         4.2      Governmental and Third-Party Notices and Consents.

                  (a) Each Party shall use its or his Reasonable Best Efforts, during the period from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the provisions of Article VIII of this Agreement, to obtain, at its or his expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the Transactions and to otherwise comply with all applicable laws and regulations in connection with the consummation of the Transactions.

                  (b) The Company shall use its Reasonable Best Efforts, during the period from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the provisions of Article VIII of this Agreement, to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are listed or required to be listed in Section 2.4 of the Disclosure Schedule; provided, however, that any disclosure of the existence of this Agreement or the Transactions by the Company or its representatives in connection with the foregoing shall not be deemed a breach of that certain Confidentiality Agreement dated as of July 24, 2003 between the Company and the Buyer (the "NDA").

         4.3      Stockholder Approval; Termination of Options and Warrants.

                  (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written Stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. In connection with any such special meeting of stockholders, the Company shall provide to its stockholders a written proxy or information statement (the "Information Statement") which includes (A) a summary of the material terms of the Merger, this Agreement and the other Transactions (which summary shall include a summary of the material terms relating to the indemnification obligations of the Company Stockholders, the escrow and holdback arrangements and the authority of the Stockholders' Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms) and (B) a statement that appraisal rights are available for the Company Shares pursuant to
Section 262 of the Delaware General Corporation Law and a copy of such Section
262. The Buyer agrees to cooperate with the Company in the preparation of the Information Statement. The Company agrees not to distribute the Information Statement until the Buyer has had a reasonable opportunity to review and comment on the Information Statement (which opportunity shall be deemed reasonable if at least three (3) business days) and the Information Statement has been approved by the Buyer (which approval may not be unreasonably withheld or delayed). If the Requisite Stockholder Approval is obtained by means of a written consent, the Company shall send a summary of the material terms of the Merger and, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent. The Company, acting through its Board of Directors, shall include any Information Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

                  (b) The Company shall ensure that any Information Statement or summary of the material terms of the Merger, as the case may be, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary (i) furnished by the Buyer in writing for inclusion in the Information Statement or any such written summary or (ii) included in the Buyer Reports).

                  (c) The Company shall use its Reasonable Best Efforts to take all actions required to terminate all outstanding Options, Warrants or other rights to purchase Company Shares or other equity interests which have not been exercised in full immediately prior to the Effective Time.

         4.4 Operation of Business. Except as otherwise required by this Agreement or the Stockholders Agreements, during the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time and except as required by this Agreement or the Stockholders Agreements, the Company shall not, without the written consent of the Buyer:

                  (a) except as provided in paragraph (c) below, issue, sell or deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible debt, Preferred Shares, Options or Warrants outstanding on the date hereof) or amend any of the terms of (other than the vesting of) any such Options or Warrants, provided that nothing in this Section 4.4 shall prevent, prohibit, limit or otherwise restrict the Company's ability to amend any options, warrants or other rights to purchase or otherwise acquire securities of the Company, outstanding on the date hereof, to permit the early exercise or acceleration of any such options, warrants or other rights to purchase;

                  (b) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                  (c) create, incur or assume any indebtedness (including obligations in respect of capital leases) other than (i) ordinary trade payables incurred in the Ordinary Course of Business; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity or (ii) convertible debt or other indebtedness (not in excess of the Net Merger Consideration) that will be deducted from the Merger Consideration as a Closing Payment at Closing; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                  (d) enter into, adopt, terminate or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.19(j) or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.19 of the Disclosure Schedule);

                  (e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than licenses, purchases and sales of assets in the Ordinary Course of Business;

                  (f) mortgage or pledge any of its property or assets or voluntarily subject any such property or assets to any Security Interest;

                  (g) discharge or satisfy any Security Interest or pay or assume any obligation or liability other than in the Ordinary Course of Business;

                  (h) amend its charter, by-laws or other organizational documents;

                  (i) change in any respect its methods of Tax or financial accounting, or accounting principles or practices, or make any Tax election or change any existing Tax election, except insofar as may be required by a generally applicable change in Tax law or GAAP;

                  (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

                  (k) delay or fail to enter into any transaction with any customer or potential customer of the Company prior to the Closing for the purpose of [**] of the Business Unit during the Earn-out Period;

                  (l) sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

                  (m) make or commit to make any capital expenditure in excess of $10,000 per item or $25,000 in the aggregate;

                  (n) institute or settle any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator;

                  (o) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

                  (p) agree in writing or otherwise to take any of the foregoing actions.

         4.5 Access to Information. The Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial, accounting and Tax records, contracts, other records and documents, and personnel, of or pertaining to the Company and, if requested by the Buyer, shall send to Buyer by overnight courier any requested documents. The officers and management of the Company shall cooperate fully with the Buyer's representatives and agents and shall make themselves available to the extent necessary to complete the due diligence process and the Closing. The Company shall, at the request of the Buyer, introduce the Buyer to the principal suppliers, customers and employees of the Company to facilitate discussions between such persons and the Buyer in regard to the conduct of the business of the Company following the Closing.

         4.6      Notice of Breaches.

                  (a) From the date of this Agreement until the Effective Time, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of the Company in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing Date. Such information shall be accompanied by a certificate from the Company indicating whether such supplemental information provides the Buyer the right not to consummate the transactions contemplated by this Agreement pursuant to Section 5.2(c). No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule except to the extent that such supplemental information relates to an event or circumstance occurring subsequent to the date hereof (without breach of Section 4.4) and the certificate delivered by the Company as provided in the preceding sentence indicates that by reason thereof the Buyer has the right not to consummate the transactions contemplated by this Agreement pursuant to Section 5.2(c), in which case if the Closing occurs such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article VI.

                  (b) From the date of this Agreement until the Effective Time, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty of the Buyer or the Transitory Subsidiary in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing Date. Such information shall be accompanied by a certificate from the Buyer indicating whether such supplemental information provides the Company the right not to consummate the transactions contemplated by this Agreement pursuant to Section 5.3(a). No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement except to the extent that such supplemental information relates to an event or circumstance occurring subsequent to the date hereof and the certificate delivered by the Buyer as provided in the preceding sentence indicates that by reason thereof the Company has the right not to consummate the transactions contemplated by this Agreement pursuant to Section 5.3(a), in which case if the Closing occurs such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of
Article VI.

         4.7      Exclusivity.

                  (a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, seek, encourage or support any inquiry, proposal, offer or bid from, negotiate with, provide any information to, or enter into any agreement with any party (other than the Buyer) in connection with the sale or transfer of all or any substantial portion of the Company's stock or assets (whether by means of a stock sale, asset sale or otherwise),
(ii) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

                  (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

         4.8 Expenses. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its or his own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions. Notwithstanding the foregoing, if the Merger is consummated the Company's financial advisors, brokers, legal, audit and accounting fees (excluding one-half of the costs of the audit of the October Balance Sheet and one-half the costs of the SAS 100 review of the Company's financial statements), commissions and expenses in connection with the Merger including payments or other consideration that are a result of a change in control of the Company (the "Expenses") shall be deducted from the Merger Consideration to be delivered at Closing in accordance with the provisions of
Section 1.5. To the extent the amount of any Expenses are not finally determined at the time of the Closing, the amount of such Expenses shall be estimated and deducted from the Merger Consideration. When the final amount of such Expenses is determined any final Expenses in excess of the amount deducted at Closing shall be first withdrawn, pro rata, from the Holdback Amount and from the Initial Escrow Fund and any remaining amount shall then be withdrawn from the Additional Escrow Fund. The amount by which the actual Expenses are less than the amount of Expenses deducted at Closing shall be paid to the Stockholders' Representative for distribution to the Company Stockholders.

         4.9 Bonus Plan. After the Effective Time, the Buyer shall cause the Surviving Corporation to implement and perform all of its obligations under the Company's bonus plan attached hereto as Schedule 4.9.

         4.10 Tax Disclosure. Notwithstanding anything herein to the contrary, any Party to this Agreement or the NDA and any Company Stockholder (and any employee, representative or other agent of any of these) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of the Transactions and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure, except that (i) Tax treatment and Tax structure shall not include the identity of any existing or future Party to this Agreement or any Company Stockholder (or any affiliate of any of

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these) and (ii) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws.

         4.11 Cooperation in Insurance. The Company agrees to cooperate with Buyer in the transition of insurance to Buyer's insurance carrier effective as of the Closing. In furtherance thereof, the Company shall execute a so-called broker of record letter and such additional documentation as the Buyer shall reasonably request.

         4.12 Listing of Earn-out Shares. Prior to the issuance of any Earn-out Shares, the Buyer shall, if required by the rules of The Nasdaq National Market, file with The Nasdaq National Market a Notification Form for Listing Additional Shares with respect such Earn-out Shares.

         4.13 FIRPTA. Prior to the Closing, (i) the Company shall deliver to the Buyer and to the Internal Revenue Service notices that the Company Shares are not a "U.S. real property interest" in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) each of the Company Stockholders shall deliver to Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code. If the Buyer does not receive either the notices or the certifications described above on or before the Closing Date, the Buyer shall be permitted to withhold from any payments hereunder any required withholding tax under Section 1445 of the Code.

         4.14     Indemnification.

                  (a) From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of the Company, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

                  (b) The provisions of this Section 4.14 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the present and former director and officer of the Company, their heirs and their representatives.

         4.15 Cooperation in Financial Reporting. The Company shall and shall use Reasonable Best Efforts to cause its officers to fully cooperate with Buyer's independent auditors in connection with any independent audit or review of the Company's financial statements in connection with the Buyer's financial reporting. The Company's cooperation shall include, among other things, using Reasonable Best Efforts to obtain written representations by the Company's chief executive officer and chief financial officer to the Buyer's independent auditors as required by standards of the American Institute of Certified Public Accountants to be executed at or about the Closing Date and again at any applicable filing date.

         4.16 Earn-out Shares. In the event the Buyer elects to issue any Earn-out Shares, the Buyer shall cause such Earn-out Shares to be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer's certificate of incorporation, by-laws or other agreement to which the Buyer is a party or by which it is bound. In addition, and assuming the representations and warranties of the Company Stockholders set forth in the Investment Representation Letters are true and correct, the Buyer shall cause such Earn-out Shares to be issued under a valid exemption from the registration requirements of Section 5 of the Securities Act and to constitute "restricted securities" within the meaning of that term as defined in and for purposes of Rule 144. It shall be a condition precedent to the Buyer's right to issue Earn-out Shares that (i) the covenants set forth in this Section 4.16 shall have been complied with prior to such issuance, (ii) the Buyer Common Stock shall be listed on The Nasdaq National Market and the Earn-out Shares shall have been approved for listing on The Nasdaq National Market upon notification of issuance, and (iii) "there shall be available adequate current public information" with respect to the Buyer within the meaning of that phrase as used in SEC Rule 144(c).

         4.17 Tax Returns. The Buyer shall prepare and timely and properly file or cause to be prepared and timely and properly filed all Tax Returns with respect to the Company or in respect of its business, assets, or operations which Tax Returns are for taxable periods that begin on or before the Closing Date and are due (taking timely-requested extensions into account) after the Closing Date and shall timely pay all amounts shown to be due thereon. The Buyer shall prepare or cause to be prepared all such Tax Returns in a manner consistent with past practices employed by the Company (except to the extent counsel for the Buyer renders a legal opinion that there is no reasonable basis in law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties). With respect to any income Tax Return of the Company for any taxable period that ends on or before the Closing Date, the Buyer shall provide the Stockholders' Representative with a copy of the completed Tax Return, together with appropriate supporting information and schedules, at least twenty (20) calendar days, or if, given the due date, it is not possible to provide twenty (20) days, a reasonable amount of calendar days, prior to the due date (including any extension thereof) for the filing of the Tax Return, and the Stockholders' Representative shall have the right to review and comment on the Tax Return prior to the filings of the Tax Return. The Buyer shall accept any comments received from the Stockholders' Representative with respect to the Tax Return unless counsel to the Buyer renders a legal opinion that there is no reasonable basis in law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties. The Buyer, the Company,

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and the Stockholders' Representative shall cooperate in the preparation and filing of any income Tax Return of the Company for any taxable period that includes the Closing Date, but does not end on or before the Closing Date.

                                    ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

         5.1 Condition to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the condition that this Agreement and the Merger shall have received the Requisite Stockholder Approval by the Company Stockholders.

         5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

                  (a) the Buyer shall have received written representations by the Company's chief executive officer and chief financial officer to the Buyer's independent auditors as required by standards of the American Institute of Certified Public Accountants with respect to the Company's financial statements for the fiscal year ended December 31, 2002 and the nine months ended September 30, 2003;

                  (b) the Company shall have (i) obtained (and provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, listed in Schedule 5.2(b)(i) and (ii) obtained (and provided copies thereof to the Buyer) any other waivers, permits, consents, approvals or other authorizations, and effected all other registrations, filings and notices which, if not obtained or effected, would reasonably be expected to result in a material adverse effect on the assets, business, financial condition, results of operations or prospects of the Company (it being understood that the failure to obtain or effect any or all of the waivers, permits, consents, approvals or other authorizations, and to have effected all of the registrations, filings and notices listed in Schedule 5.2(c)(ii) would not reasonably be expected to result in a material adverse effect on the assets, business, financial condition, results of operations or prospects of the Company);

                  (c) the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

                  (d) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

                  (e) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the Merger or any of the other Transactions, (ii) cause the Merger or any of the other Transactions to be rescinded following consummation, or (iii) affect adversely the right of the Company to own, operate or control any of its assets or operations, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (f) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (without qualification as to knowledge or materiality or otherwise) (the "Company Certificate") to the effect that each of the conditions specified in Section 5.1 and clauses (b) through (e) (insofar as clause (e) relates to actions, suits or proceedings involving the Company) of this Section 5.2 is satisfied in all respects;

                  (g) the Buyer shall have received Investment Representation Letters from Company Stockholders sufficient to demonstrate that that the Company has no more than 35 unaccredited investors and the Buyer shall have no reason to believe that the statements set forth therein are not true;

                  (h) the Buyer shall have received from counsel to the Company an opinion in the form attached hereto as Exhibit D, addressed to the Buyer dated as of the Closing Date;

                  (i) the Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director and officer of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

                  (j) each Company Stockholder listed on Schedule 5.2(j)(A) shall have entered into non-competition and non-solicitation agreements with the Buyer in substantially the form attached hereto as Exhibit E and each Company Stockholder listed on Schedule 5.2(j)(B) shall have entered into an amendment to his or her non-competition and non-solicitation agreement in substantially the form attached hereto as Exhibit F;

                  (k) all employment agreements (other than at will employment agreements) for employees of the Company shall have been terminated on terms and conditions reasonably acceptable to the Buyer and all employees of the Company entitled to any bonus under any Company bonus plan other than the plan described in Section 4.9 of this Agreement shall have irrevocably waived the right to receive such bonus;

                  (l) the Company shall have terminated or received a waiver on the restrictions on transfer set forth in the Company's Second Amended and Restated Stockholders' Agreement;

                  (m) the Company shall have delivered to the Buyer evidence satisfactory to the Buyer that all outstanding Options, Warrants or other rights to purchase Company Shares or other equity interests in the Company have been exercised in full or terminated effective immediately prior to the Effective Time;

                  (n) the Company shall have delivered to the Buyer evidence satisfactory to the Buyer that all incentive compensation, bonus or similar payments (other than the Closing Payments) accrued for periods prior to the Closing Date shall have been paid or the recipient of such payments shall have irrevocably waived the right thereto; and

                  (o) the Buyer shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

         5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following additional conditions:

                  (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and in
Section 3.2 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

                  (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

                  (c) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the Merger or any of the other Transactions, or (ii) cause the Merger or any of the other Transactions to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (d) the Buyer shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) (the "Buyer Certificate") to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to actions, suits or proceedings involving the Buyer or the Transitory Subsidiary) of this Section
5.3 is satisfied in all respects;

                  (e) the Company shall have received such other certificates and instruments (including without limitation certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

                  (f) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in the form attached hereto as Exhibit G, addressed to the Company Stockholders and dated as of the Closing Date;

                  (g) the Buyer shall have delivered the Exchange Fund to the Exchange Agent in accordance with Section 1.7; and

                  (h) the Buyer and the Escrow Agent shall have entered into the Escrow Agreement and the Buyer shall have delivered the Escrow Fund to the Escrow Agent in accordance with Section 1.12 hereof.

                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1 Pro Rata Indemnification by the Company Stockholders. Except as provided in Section 6.2, each Company Stockholder receiving the Merger Consideration pursuant to Section 1.5 shall, severally and not jointly, indemnify the Buyer in respect of, and hold it harmless against, such Company Stockholder's pro rata portion (determined in proportion to the portion of the aggregate Merger Consideration and Earn-out Consideration paid to such Company Stockholder hereunder) of any and all debts, obligations and other liabilities, including, without limitation, Tax liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and reasonable expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys (including the entirety, and not just a pro rata portion, of any fees and expenses incurred in enforcing any judgment against such Company Stockholder), accountants, financial advisors and other experts, and other reasonable expenses of litigation) ("Damages") incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

                  (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate;

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

                  (b) any claim by a former stockholder of the Company, or any other person or entity other than a Company Stockholder receiving the Merger Consideration pursuant to Section 1.5, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the certificate of incorporation or by-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; in each case, excluding any appraisal rights pursuant to Section 262 of the Delaware General Corporation Law;

                  (c) one half of any sales, use, transfer, stamp, conveyance, value added, recording, registration, documentary, filing or other similar Taxes and fees, whether levied on the Buyer, the Company Stockholders, the Company, the Surviving Corporation or any of their respective Affiliates, resulting from the Merger or otherwise on account of this Agreement or the other Transactions;

                  (d) any payments of Taxes that the Buyer or the Surviving Corporation is required to make that (i) relate to the operations of the Company, without giving effect to the Merger, on or before the Closing Date to the extent the payments exceed the amount of the reserves for Taxes (excluding deferred income Tax liabilities) reflected on the October Balance Sheet or (ii) relate to any payments made (A) to the holders of the Company's Options in respect of those Options or (B) pursuant to the Option Cancellation and Bonus Agreement dated as of November 24, 2003, in each case to the extent such Taxes exceed the amounts set forth in the Preliminary Allocation Schedule, as amended pursuant to Section 1.5(f) of this Agreement. For this purpose, Taxes attributable to a Taxable period beginning before and ending after the Closing Date shall be allocable to the portion of such period ending on the Closing Date to the extent of (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) are imposed in connection with any sale or other transfer or assignment of property, other than the Taxes described in Section 6.1(c), the amount of such Taxes that would be payable if the Taxable period ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period;

                  (e) the excess of one half of the costs and expenses incurred in connection with any and all Dissent Proceedings plus any amounts payable to the holders of Dissenting Shares over the Merger Consideration otherwise payable in respect of such Company Shares pursuant to Section 1.5 had they not been Dissenting Shares; or

                  (f)      the matters set forth on Schedule 6.1.

         6.2 Several Indemnification by the Company Stockholders. Each of the Company Stockholders receiving the Merger Consideration pursuant to Section
1.5 shall, severally and not
jointly, indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting (each of the following, a "Several Claim"):

                  (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of such Company Stockholder contained in the Investment Representation Letter executed and delivered by such Company Stockholder pursuant to this Agreement;

                  (b) any claim by such Company Stockholder seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of such Company Stockholder in respect of any shares of stock of the Company (other than rights pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the certificate of incorporation or by-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; in each case, excluding any appraisal rights pursuant to Section 262 of the Delaware General Corporation Law; or

                  (c) any failure of such Company Stockholder to have good and valid title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests.

         6.3 Indemnification by the Buyer and the Surviving Corporation. The Buyer and the Surviving Corporation shall jointly and severally indemnify the Company Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company Stockholders resulting from, relating to or constituting:

                  (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or the Buyer Certificate;

                  (b) one half of any sales, use, transfer, stamp, conveyance, value added, recording, registration, documentary, filing or other similar Taxes and fees, whether levied on the Buyer, the Company Stockholders, the Company, the Surviving Corporation or any of their respective Affiliates, resulting from the Merger or otherwise on account of this Agreement or the other Transactions; or

                  (c) the excess of one half of the costs and expenses incurred in connection with any and all Dissent Proceedings plus any amounts payable to the holders of Dissenting Shares over the Merger Consideration otherwise payable in respect of such Company Shares pursuant to Section 1.5 had they not been Dissenting Shares.

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

         6.4      Indemnification Claims.

                  (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) the Indemnifying Party may only assume control of such defense if it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI, and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which any relief other than monetary damages is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment only requires the payment of money and/or the execution of an unconditional release and includes a complete release of the Indemnified Party from further liability. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

                  (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is the Buyer, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

                  (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer, provided that if the Indemnified Party is (A) the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three business days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer, or (B) the Company Stockholders, the Indemnifying Party shall pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Buyer and the Stockholders' Representative), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is
(A) the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer, or (B) the Company Stockholders, the Indemnifying Party shall pay the Agreed Amount in accordance with a payment and distribution method reasonably acceptable to the Buyer and the Stockholders' Representative), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

                  (d) Notwithstanding the other provisions of this Section 6.4, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a compelling business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification (including in respect of any failure or alleged failure to mitigate damages or to minimize the amount paid in fulfillment of the obligation), under the terms of this Article VI).

                  (e) For purposes of this Section 6.4 and the last two sentences of Section 6.5, (i) if the Company Stockholders comprise the Indemnifying Party, any references to the Indemnified Party or the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.4 or Section 6.5, and except with respect to any Several Claim) shall be deemed to refer to the Stockholders' Representative, and (ii) if the Company Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section
6.4 or Section 6.5) shall be deemed to refer to the Stockholders' Representative. The Stockholders' Representative shall have full power and authority on behalf of each Company Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Stockholders under this Article VI (other than with respect to any Several Claim). The Stockholders' Representative shall have no liability to any Company Stockholder for any action taken or omitted on behalf of the Company Stockholders pursuant to this Article VI.

         6.5 Survival of Representations and Warranties. Except in the case of fraud or intent to deceive, all representations and warranties contained in this Agreement, the Company Certificate or the Buyer Certificate, and all obligations in respect of covenants to be performed at or before the Closing, shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the date 24 months following the Closing Date, except that the representations and warranties set forth in Sections 2.9 and 2.19 (and the portion of the Company Certificate relating thereto) shall survive the Closing until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein and the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 3.1 and
3.2 and in each of the Investment Representation Letters shall survive the Closing without limitation. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation, warranty or covenant, either a Claim Notice based upon a breach of such representation, warranty or covenant, or a notice that, as a result of a legal proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Damages (an "Expected Claim Notice"), then the applicable representation, warranty or covenant shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected

Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Company Stockholders in accordance with the terms of the Escrow Agreement.

         6.6      Limitations.

                  (a) Notwithstanding anything to the contrary herein, the Company Stockholders shall not be liable under Section 6.1(a) unless and until the aggregate Damages for which they would otherwise be liable under Section 6.1(a) exceed $300,000 (at which point, subject to the other limitations of this Agreement, the Company Stockholders shall become liable for the aggregate Damages, and not just amounts in excess of $300,000); provided that the limitation set forth above shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.9 or 2.19 (or the portions of the Company Certificate relating thereto).

                  (b) Notwithstanding anything to the contrary herein, the Buyer and the Surviving Corporation shall not be liable under Section 6.3(a) unless and until the aggregate Damages for which they would otherwise be liable exceed $300,000 (at which point, subject to the other limitations of this Agreement, the Buyer and the Surviving Corporation shall become liable for the aggregate Damages, and not just amounts in excess of $300,000); provided that the limitation set forth above shall not apply to (i) the Buyer's obligations to pay the Merger Consideration and any Earn-out Consideration, (ii) the Buyer's obligations to pay or cause to be paid all Closing Payments and Expenses, (iii) claims pursuant to Section 6.3(a) relating to a breach of the representations and warranties set forth in Sections 3.1 or 3.2 (or the portions of the Buyer Certificate relating thereto), (iv) the Buyer's indemnification obligations under Section 4.14 hereof, and (v) the Buyer's obligations under Section 7 hereof.

                  (c) Except in the case of fraud, a misrepresentation made with intent to deceive or a claim pursuant to (x) Section 1.8, (y) Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.9 or 2.19 (or the portions of the Company Certificate relating thereto) or (z) Section 6.1(b) or Section 6.2, the Holdback Amount, the Escrow Agreement and the Earn-out Consideration shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Article VI; provided, however, that after the Earn-out Payment Date the Escrow Agreement shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Article VI. Except in the case of fraud or intent to deceive, the aggregate liability of the Buyer and the Surviving Corporation for all Damages shall not exceed $1,500,000 plus the amount of any Earn-out Consideration payable under Section 1.11; provided, however, that after the Earn-out Payment Date the Buyer's liability for indemnification under this Article VI shall not exceed $6,000,000; provided, further, that the foregoing limitations shall not apply to (i) the Buyer's obligations to pay the Merger Consideration and any Earn-out Consideration, (ii) the

Buyer's obligations to pay or cause to be paid all Closing Payments and Expenses, (iii) claims relating to a breach of the representations and warranties set forth in Sections 3.1 and 3.2 (or the portions of the Buyer Certificate relating thereto), (iv) the Buyer's indemnification obligations under Section 4.14 hereof, and (v) the Buyer's obligations under Section 7 hereof. The Buyer shall have the sole right to elect whether to satisfy any claim for Damages from the Holdback Amount or the Escrow Fund, any Earn-out Consideration, or any combination of the foregoing (except that if any claim is made against the Initial Escrow Fund or the Holdback Amount, as the case may be, a claim shall also be made against the Holdback Amount or the Initial Escrow Fund, as the case may be, for the pro rata portion of such claim).

                  (d) No Company Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements, provided, that the foregoing shall not affect the right of any person who is or was an officer, director, employee, or other representative of the Company to indemnification by the Company to the extent such person is entitled thereto under the Company's certificate of incorporation or by-laws as in effect on the date of this Agreement, it being agreed that no claim against any Company Stockholder under this Article VI shall constitute a claim for which such Company Stockholder is entitled to indemnification by the Company.

                  (e) The amount of any and all Damages for which indemnification is provided pursuant to this Article VI shall be computed net of any amounts actually received by the Indemnified Party under insurance policies with respect to such Damages.

                  (f) Except in the case of fraud or a misrepresentation made with intent to deceive, the provisions of this Article VI are the sole and exclusive basis for the assertion of claims against, and/or the imposition of liability on, any party to this Agreement or any Company Stockholder in connection with this Agreement, whether based on contract, tort, statute, or otherwise.

                  (g) In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article VI that are consequential, in the nature of lost profits, diminution in the value of property, special, incidental or punitive or otherwise not actual direct damages; provided, however, that any such Damages which any Indemnified Party is required to pay a third party shall be deemed actual damages for purposes of this Agreement.

                  (h) In no event shall any Company Stockholder be responsible or liable for any Damages or other amounts under this Article VI in excess of the aggregate amount of Merger Consideration and Earn-out Consideration actually received by such Company Stockholder hereunder.

                  (i) Any Company Stockholder may surrender to the Buyer Earn-out Shares in satisfaction of a claim for indemnification under this
Article VI. Each Earn-out Share shall be deemed to have a value equal to (A) in the case of a surrender made prior to the date on which such Company Stockholder has had 60 days to sell such Earn-out Shares using a Stockholder Registration Statement (as defined in Section 7.1), the "Value" of such share, as defined in Section 1.11(f)(xi) hereof (subject to proportionate adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Earn-out Shares since the delivery of such Earn-out Shares to such Company Stockholder ) and (B) in the case of a surrender made on or after the date on which such Company Stockholder has had 60 days to sell such Earn-out Shares using a Stockholder Registration Statement, the average of the last reported sale price per share of the Buyer Common Stock on the Nasdaq National Market over the 5 consecutive trading days ending on the trading day prior to the surrender of such Earn-out Shares (subject to proportionate adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Earn-out Shares during such 5 consecutive trading day period).

                  (j) A claim for Damages under this Article VI shall be considered timely made under Sections 6.4 and 6.5 with respect to amounts that are contingent, unknown or to become due, but such Damages may not be recovered until actually incurred or suffered by the Indemnified Party.

         6.7 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VI or pursuant to the Escrow Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes.

                                   ARTICLE VII
                               REGISTRATION RIGHTS

         7.1 Registration of Shares. The Buyer shall file with the SEC, within 20 days following the issuance of any Earn-out Shares, a registration statement on Form S-3 covering the resale to the public by the Company Stockholders (a "Stockholder Registration Statement") of the Earn-out Shares. The Buyer shall use its Reasonable Best Efforts to cause such Stockholder Registration Statement to be declared effective by the SEC as soon as practicable. The Buyer shall cause the Stockholder Registration Statement filed with respect to the Earn-out Shares to remain effective until the date one year after the issuance of the Earn-out Shares or such earlier time as all of the Earn-out Shares covered by such Stockholder Registration Statement have been sold pursuant thereto.

         7.2      Limitations on Registration Rights.

                  (a) The Buyer may, by written notice to the Company Stockholders receiving any Earn-out Shares, suspend the Company Stockholders' right to use the Stockholder Registration Statement after effectiveness and require that the Company Stockholders immediately cease sales of shares pursuant to such Stockholder Registration Statement, in the event that the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer's Board of Directors determines in good faith after consultation with legal counsel that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations; provided that any such suspension may occur for no more than 45 days at a time nor for more than 90 days in the aggregate.

                  (b) If the Buyer suspends use of the Stockholder Registration Statement or requires the Company Stockholders receiving any Earn-out Shares to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so (and in any event within 45 days after the commencement of such suspension), take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Company Stockholders receiving any Earn-out Shares authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Company Stockholders given pursuant to this paragraph (b), and the Company Stockholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

         7.3      Registration Procedures.

                  (a) In connection with the filing by the Buyer of the Stockholder Registration Statement pursuant to Section 7.1, the Buyer shall furnish to each Company Stockholder receiving any Earn-out Shares a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

                  (b) The Buyer shall use its Reasonable Best Efforts to register or qualify the Earn-out Shares covered by the Stockholder Registration Statement under the securities laws of each state of the United States reasonably requested by the Stockholders' Representative; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

                  (c) If the Buyer has delivered preliminary or final prospectuses to the Company Stockholders receiving any Earn-out Shares and after having done so the applicable prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Company Stockholders receiving any Earn-out Shares and, if requested by the Buyer, such Company Stockholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Company Stockholders receiving any Earn-out Shares with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, such Company Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

                  (d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Company Stockholders receiving any Earn-out Shares in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by Company Stockholders.

         7.4 Requirements of Company Stockholders. The Buyer shall not be required to include any Earn-out Shares in a Stockholder Registration Statement unless:

                  (a) the Company Stockholder owning such shares furnishes to the Buyer in writing such information regarding such Company Stockholder and the proposed sale of Earn-out Shares by such Company Stockholder as the Buyer may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

                  (b) such Company Stockholder shall have provided to the Buyer its written agreement in form and substance reasonably acceptable to the
Buyer:

                           (i)      to indemnify the Buyer and each of its
directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Company Stockholder furnished pursuant to this
Section 7.4; and

                           (ii)     to report to the Buyer sales made pursuant
to the Stockholder Registration Statement.

         7.5 Indemnification. The Buyer agrees to indemnify and hold harmless each Company Stockholder whose shares are included in any Stockholder Registration Statement, each underwriter of such shares, and each other person, if any, who controls such Company Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, expenses or liabilities to which such Company Stockholder, underwriter or other person may become subject by reason of (a) any untrue statement of a material fact contained in such Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading or (b) any violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange

Act or any state securities law, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer in writing by or on behalf of a Company Stockholder, any such underwriter or other person for use in the Stockholder Registration Statement. Any claim for indemnification brought by any such Company Stockholder, underwriter or other person against Buyer under this Section 7.5 shall be conducted in accordance with the provisions of Section 6.4 of this Agreement and for that purpose the Buyer will be deemed to be an "Indemnifying Party" and each such indemnified person will be deemed to be an "Indemnified Party."

         7.6 Assignment of Rights. A Company Stockholder receiving any Earn-out Shares may not assign any of its rights under this Article VII except in connection with the transfer of some or all of his, her or its Earn-out Shares to a child or spouse, or trust for their benefit or, in the case of a partnership, limited liability company or corporation, to its partners, members or stockholders, respectively, pursuant to a pro rata distribution of its Earn-out Shares, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.

         7.7 Resales under Rule 144. In the event the Buyer elects to issue any Earn-out Shares then from and after the issuance of any such Earn-out Shares until the second anniversary of the Closing Date, the Buyer shall use its Reasonable Best Efforts (i) such that at all times "there shall be available adequate current public information" with respect to the Buyer within the meaning of that phrase as used in SEC Rule 144(c) and (ii) to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

                                  ARTICLE VIII
                                   TERMINATION

         8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval), as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent;

                  (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

                  (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

                  (d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

                  (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before December 31, 2003 by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results directly from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

                  (f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before December 31, 2003 by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results directly from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

         8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement).

                                   ARTICLE IX
                                   DEFINITIONS

          For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term                                                         Section
------------                                                         -------
Additional Escrow Fund                                               1.12(e)
Adjusted Merger Consideration                                        1.8(e)
Affiliate                                                            2.14(f)
Aggregate Participation Amount                                       1.5(a)(i)
Agreed Amount                                                        6.4(c)
Agreement                                                            Introduction
AIP                                                                  2.21(a)
Applicable Share Consideration                                       1.5(a)(ii)
Arbitrator                                                           1.8(c)
Balance Sheet Date                                                   2.6(a)
Bingham                                                              10.14

Business Entity                                                      2.5
Business Unit                                                        1.11(f)(i)
Buyer                                                                Introduction
Buyer Certificate                                                    5.3(d)
Buyer Common Stock                                                   1.11(f)(ii)
Buyer Reports                                                        3.4
Buyer's Oversight Rights                                             1.11(i)
Cause                                                                1.11(f)(iii)
CERCLA                                                               2.20(a)
Certificate of Merger                                                1.1
Certificates                                                         1.7(a)
Change in Control Event                                              1.11(g)
Claim Notice                                                         6.4(b)
Claimed Amount                                                       6.4(b)
Closing                                                              1.2
Closing Date                                                         1.2
Closing Payments                                                     1.5(a)(iii)
Code                                                                 2.9(a)(iii)
Committee Member                                                     1.10(a)
Company                                                              Introduction
Company Certificate                                                  5.2(f)
Company Intellectual Property                                        2.12(j)(i)
Customer Offerings                                                   2.12(j)(ii)
Company Common Shares                                                1.5(a)(iv)
Company Option                                                       1.5(a)(v)
Company Preferred Shares                                             1.5(a)(vi)
Company Series A Shares                                              1.5(a)(vii)
Company Series B Shares                                              1.5(a)(viii)
Company Series C Shares                                              1.5(a)(ix)
Company Shares                                                       1.5(a)(x)
Company Source Code                                                  2.12(f)
Company Stockholders                                                 1.6(a)
Company's Auditor                                                    1.8(a)
Controlling Party                                                    6.4(a)
Damages                                                              6.1
Direct Expenses                                                      1.11(f)(iv)
Disclosure Schedule                                                  Article II
Discretionary Items                                                  1.11(f)(v)
Dispute Notice                                                       1.8(c)
Dissent Proceedings                                                  1.6(b)
Dissenting Shares                                                    1.6(a)
Documentation                                                        2.12(j)(iii)

Earn-out Consideration                                               1.11(b)
Earn-out Determination Date                                          1.11(e)
Earn-out Dispute Notice                                              1.11(e)
Earn-out Payment Date                                                1.11(e)
Earn-out Period                                                      1.11(a)
Earn-out Shares                                                      1.11(e)
Earn-out Statement                                                   1.11(d)
Earn-out Termination Event                                           1.11(j)
[**] Arbitrator                                                      1.11(i)(iv)
[**] Determination                                                   1.11(i)(iv)
[**] of the Business Unit                                            1.11(f)(vi)
Effective Time                                                       1.1
Employee Benefit Plan                                                2.19(a)
Environmental Law                                                    2.20(a)
ERISA                                                                2.19(a)
ERISA Affiliate                                                      2.19(e)
Escrow Agreement                                                     1.3(e)
Escrow Agent                                                         1.3(e)
Escrow Fund                                                          1.12(a)
Exchange Act                                                         3.4
Exchange Agent                                                       1.3(d)
Exchange Agreement                                                   1.7(a)
Exchange Fund                                                        1.7(a)
Expected Claim Notice                                                6.5
Expenses                                                             4.8
FDA                                                                  2.21(a)
FD&C Act                                                             2.21(b)
Fiduciary Exercise                                                   1.11(i)
Fiduciary Exercise Amount                                            1.11(i)(iv)
Financial Model                                                      1.11(f)(vii)
Financial Statements                                                 2.6(a)
GAAP                                                                 1.8(a)
Governmental Entity                                                  2.4
HIPAA                                                                2.19(o)
Holdback Amount                                                      1.12(b)
Holdback Recipients                                                  1.12(b)
Imputed Interest                                                     1.11(l)
Indemnified Party                                                    6.4(a)
Indemnifying Party                                                   6.4(a)
Information Practices                                                2.34
Information Statement                                                4.3(a)
Initial Escrow Fund                                                  1.12(a)

Investment Representation Letter                                     1.11(f)(viii)
Intellectual Property                                                2.12(j)(iv)
Internal Systems                                                     2.12(j)(v)
Laws and Regulations                                                 2.21(a)
Managers                                                             1.11(f)(ix)
Materials of Environmental Concern                                   2.20(b)
Merger                                                               Introduction
Merger Consideration                                                 1.5(a)(xi)
Minimum Working Capital                                              1.8(b)
Most Recent Balance Sheet                                            2.6(a)
NDA                                                                  4.2(b)
Net Merger Consideration                                             1.5(a)(xii)
Net Participation Amount                                             1.5(a)(xviii)
Non-controlling Party                                                6.4(a)
Non-Violation Fiduciary Exercise                                     1.11(i)(iv)
October Balance Sheet                                                1.8(a)
October Working Capital                                              1.8(b)
Option Plan                                                          2.2
Options                                                              2.2
Ordinary Course of Business                                          2.4
Outstanding Company Shares                                           1.5(a)(xv)
PACS                                                                 1.11(h)(v)
PACS Revenue                                                         1.11(f)(x)
Parties                                                              Introduction
Patent Rights                                                        2.12(j)(iv)(A)
Permits                                                              2.22
Per Share Escrow Amount                                              1.5(a)(xvi)
Per Share Net Participation Amount                                   1.5(a)(xvii)
Personal Property                                                    2.10(c)
Preliminary Allocation Schedule                                      1.5(f)
Products                                                             2.21(b)
Raw Additional Earn-out Consideration                                1.11(b)
Raw Initial Earn-out Consideration                                   1.11(a)
Reasonable Best Efforts                                              4.1
Registered Intellectual Property                                     2.12(a)
Related Party Transactions                                           2.23
Required Funding                                                     1.11(h)(iii)
Response                                                             6.4(c)
Requisite Stockholder Approval                                       2.3
SEC                                                                  2.6(b)
Securities Act                                                       2.2
Security Interest                                                    2.4

Series A Preference                                                  1.5(a)(xviii
Series B Preference                                                  1.5(a)(xix)
Series C Preference                                                  1.5(a)(xx)
Several Claim                                                        6.2
Software                                                             2.12(j)(vi)
Stockholder Registration Statement                                   7.1(a)
Stockholders' Representative                                         1.10(a)
Surviving Corporation                                                1.1
Tax                                                                  2.9(a)(i)
Taxable                                                              2.9(a)(i)
Taxes                                                                2.9(a)(i)
Tax Returns                                                          2.9(a)(ii)
Trademark Rights                                                     2.12(j)(iv)(B)
Transactions                                                         2.4
Transitory Subsidiary                                                Introduction
Treasury Regulations                                                 2.9(a)(iv)
Value                                                                1.11(f)(xi)
Warrants                                                             2.2

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure of (i) any publicly available information or (ii) any other information that it believes in good faith is required by applicable law, regulation or stock market rule (in which case of disclosure pursuant to this clause (ii), the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

         10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that from and after the Effective Time, the provisions in this Agreement that benefit the Company or the Company Stockholders are intended for the benefit of the Company Stockholders; the provisions of Section 4.14 are intended for the benefit of the Company's current and former directors and officers referred to in that Section; and the provisions of this Agreement relating to the Stockholders' Representative are intended for the benefit of the Stockholders' Representative. From and after the Effective Time, each of the intended third-party beneficiaries referred to in this Section 10.2 shall be entitled to enforce the provisions hereof that are specified above as being for his benefit, except that only the Stockholders' Representative, and no any individual Company Stockholder, shall be entitled to enforce the provisions hereof that are specified above as being for the benefit of the Company Stockholders.

         10.3 Entire Agreement. This Agreement and the exhibits and schedules attached thereto constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided, however, that the NDA shall remain in effect in accordance with its terms.

         10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns (including, in the case of the Transitory Subsidiary, the Surviving Corporation). No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer; provided that no such assignment shall relieve Buyer from any of its obligations hereunder. Any attempted or purported assignment in violation of this Section 10.4 will be void.

         10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature.

         10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:
Amicas, Inc.
200 Guest Street               Copy to:   Bingham McCutchen LLP
Suite 200                                 150 Federal Street
Boston, MA  02135                         Boston, MA  02110
Attention: Hamid Tabatabaie, CEO          Attention: Brian Keeler, Esq.



If to the Stockholders'
Representative:                Copies to: Bingham McCutchen LLP
                                          150 Federal Street
Hamid Tabatabaie                          Boston, MA  02110
36 Westfield Road                         Attention:  Brian
Newton, MA 02465                          Keeler, Esq.
                                          and
Seth Rudnick                              LeBoeuf, Lamb, Greene & MacRae, L.L.P.
Canaan Partners                           225 Asylum Street
105 Rowayton Avenue                       Goodwin Square
Rowayton, CT  06853                       Hartford, CT  06103
                                          Attention:  J. Dormer Stephen, Esq.
and
Alexander Spiro
Beringea, LLC
32330 W. 12 Mile Road
Farmington Hills, Michigan 48334

If to the Buyer or the Transitory
Subsidiary:

VitalWorks Inc.                Copies to: VitalWorks Inc.
239 Ethan Allen Highway                   239 Ethan Allen Highway
Ridgefield, CT 06877                      Ridgefield, CT 06877
Attention:  CFO                           Attention:  General Counsel

                                          and
                                          Hale and Dorr LLP
                                          60 State Street
                                          Boston, Massachusetts 02109
                                          Attention: Hal J. Leibowitz, Esq.

         Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

         10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time (other than to the extent that such amendment would adversely affect the rights, remedies, or obligations of the Stockholder's Representative, in which case the prior written consent of the Stockholders' Representative shall also be required); provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law, and provided, further, that from and after the Effective Time, this Agreement (i) may not be amended or terminated without the prior written consent of the Stockholders' Representative, and (ii) may not be terminated, nor amended in any way that adversely affects the rights, remedies, or obligations of any intended third-party beneficiary of this Agreement (as provided for in Section 10.2 hereof) without the prior written consent of such intended third-party beneficiary. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the persons required to be bound. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the person giving such waiver. No waiver by any person with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

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

         10.11 Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7. Nothing in this Section 10.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

         10.12    Construction.

                  (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

                  (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         10.13 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

         10.14 Conflict Waiver. Each of the Parties to this Agreement hereby agrees that both before and after the Closing, Bingham McCutchen LLP and its partners and employees (collectively, "Bingham") may provide legal counsel and representation to the Company Stockholders or any of them in connection with any matter arising under this Agreement, including any claims for indemnification under this Agreement and any related litigation or other proceedings (regardless of whether the Surviving Corporation is an adverse party), and hereby irrevocably waives, relinquishes, and agrees not to assert any rights to object to or to prevent Bingham from doing so on the grounds of conflict of interest; provided, however, that (i) prior to the Closing, Bingham may not represent any Company Stockholder in any action adverse to the Company and (ii) after the Closing, the privilege and all privileged information held by Bingham with respect to its representation of the Company shall remain with the Company and the Surviving Corporation and the Company and the

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

Surviving Corporation shall not be obligated to waive any privilege with respect thereto.

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                                     - 85 -

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
                                                    VITALWORKS INC.


                                                    By: /s/ Joseph M. Walsh
                                                        ------------------------
                                                    Title: CEO & President

                                                    PACS ACQUISITION CORP.

                                                    By: /s/ Stephen Kahane
                                                        ------------------------
                                                    Title: President

                                                    AMICAS, INC.
                                                    By: /s/ Hamid Tabatabaie
                                                        ------------------------
                                                    Title: CEO

                                                    STOCKHOLDERS' REPRESENTATIVE

                                                    /s/ Seth Rudnick
                                                    ----------------------------
                                                    Seth Rudnick

                                                    /s/ Hamid Tabatabaie
                                                    ----------------------------
                                                    Hamid Tabatabaie

                                                    /s/ Alexander Spiro
                                                    ----------------------------
                                                    Alexander Spiro

The undersigned, being the duly elected Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.

                                                    /s/ Stephen Kahane
                                                    ----------------------------
                                                    Secretary

The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by (i) a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger, voting as a single class and (ii) a majority of the votes represented by the outstanding Series C Preferred Stock entitled to vote on this Agreement and the Merger, voting as a single class.

                                                      /s/ Brian Keeler
                                                      --------------------------
                                                      Secretary